Exhibit 4.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

Between

LUXOTTICA GROUP S.p.A.

NORMA ACQUISITION CORP.

and

OAKLEY, INC.

Dated as of June 20, 2007

i

ii

Section 8.07. Descriptive Headings, etc	55
Section 8.08. Counterparts; Effectiveness	55
Section 8.09. Parties in Interest; No Third Party Beneficiaries	55
Section 8.10. Certain Definitions	55
Section 8.11. Specific Performance	56

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INDEX OF DEFINED TERMS

Articles of Merger	Section 1.02
Acquisition Agreement	Section 5.07(c)
Acquisition Proposal	Section 5.07(d)
Agreement	Recitals
Antitrust Regulatory Conditions	Section 7.01(b)
Board	Recitals
Change of Board Recommendation	Section 5.07(c)
CFIUS	0
CFIUS Notice	0
Closing Consents	Section 6.02
Closing Date	Section 1.02
Code	Section 2.01(f)
Company	Recitals
Company Disclosure Schedule	ARTICLE III
Company Options	Section 1.10(a)
Company Representatives	Section 5.02(a)
Company Stock-Based Awards	Section 1.10(b)
Confidentiality Agreements	Section 5.02(a)
Consent	Section 3.05(b)
Continuation Period	Section 5.06(d)
Contracts	Section 3.21(b)
Controlled Group Liability	Section 3.13(a)
Dissenting Shares	Section 1.09
Divestiture	Section 5.04(b)
Effective Time	Section 1.02
Employee Benefit Arrangement	Section 5.01(f)
Employees	Section 5.06(d)
Environmental Law	Section 3.15
ERISA	Section 3.13(a)
ERISA Affiliate	Section 3.13(a)
Exchange Act	Section 3.05(a)
Exchange Fund	Section 2.01(a)
Extended Termination Date	Section 7.01(b)
Filed Contracts	Section 3.21(b)
Final Termination Date	Section 7.01(b)
Foreign Plan	Section 3.13(a)
Founder	Recitals
Founder Voting Agreement	Recitals
GAAP	Section 3.07(b)
Governmental Entity	Section 3.05(b)
Hazardous Substance	Section 3.15
HSR Act	Section 3.05(a)
Income Tax	Section 3.16(p)

i

Indemnified Parties	Section 5.06(a)
Initial Termination Date	Section 7.01(b)
Intellectual Property	Section 3.14
IRS	Section 3.13(b)
Lien	Section 8.10(c)
LTIP Performance Units	Section 1.10(b)
Material Adverse Effect	Section 3.01
Measurement Date	Section 3.03
Merger	Recitals
Merger Price	Recitals
Merger Fees	Section 3.24
Merger Sub	Recitals
Necessary 23B.19 Actions	Section 3.05(c)
New Plans	Section 5.06(f)
NYSE	Section 3.05(a)
Old Plans	Section 5.06(f)
Option Plans	Section 1.10(a)
Other Filings	Section 3.09
Parent	Recitals
Parent Representatives	Section 5.02(a)
Parent Termination Fee	Section 7.03(b)
Paying Agent	Section 2.01(a)
Permitted Issuances	Section 5.01(c)
Plans	Section 3.13(a)
Preferred Stock	Section 3.03
Proxy Statement	Section 5.08(a)
Qualified Plans	Section 3.13(c)
Registered Intellectual Property	Section 3.14(a)
Release	Section 3.15
Required Shareholder Approval	Section 6.01(a)
Restricted Share	Section 1.10(c)
Revised Parent Proposal	Section 5.07(c)
Sarbanes-Oxley Act	Section 3.11
SEC	Section 3.07(a)
SEC Reports	Section 3.07(a)
Share	Recitals
Share Certificates	Section 2.01(a)
Shares	Recitals
Sole Shareholder	Section 4.02
Special Meeting	Section 5.09
Specified Assets	Section 5.04(a)
Specified Change of Board Recommendation	Section 5.07(c)
Subsidiary	Section 3.01
Superior Acquisition Proposal	Section 5.07(d)
Surviving Corporation	Section 1.01

ii

Takeover Statute	Section 5.11
Tax	Section 3.16(n)
Tax Return	Section 3.16(o)
Termination and Expense Reimbursement Fee	Section 7.03(c)
Transaction Agreements	Section 4.02
U.S. Plan	Section 3.13(a)
U.S. Subsidiary Plan	Section 3.13(b)
Voting Agreement	Section 4.02
Voting Debt	Section 3.03
WBCA	Recitals
1995 Stock Plan	Section 1.10(a)

Exhibits

Exhibit A	Amended and Restated Articles of Incorporation of the Company
Exhibit B	Amended and Restated By-laws of the Company
Exhibit C	Form of Non-Foreign Affidavit
Exhibit D	Guarantee

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 20, 2007 (this “Agreement”), by and among Luxottica Group S.p.A., an Italian corporation (“Parent”), Norma Acquisition Corp., a Washington corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Oakley, Inc., a Washington corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement, which contemplates the merger of Merger Sub with and into the Company, as set forth below (the “Merger”), in accordance with the Washington Business Corporation Act (the “WBCA”) and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon the consummation of the Merger, each issued and outstanding share of common stock, $0.01 par value per share, of the Company (each a “Share” and, collectively, the “Shares”) will be converted into the right to receive $29.30 per share in cash (without interest) (the “Merger Price”), upon the terms and subject to the limitations and conditions of this Agreement;

WHEREAS, as an inducement to Parent and Merger Sub to enter into this Agreement, concurrently herewith, James H. Jannard (the “Founder”) has entered into an agreement (the “Founder Voting Agreement”) with Parent and Merger Sub to vote his Shares in favor of this Agreement and the Merger on the terms and subject to the conditions specified therein;

WHEREAS, as a further inducement to Parent and Merger Sub to enter into this Agreement, concurrently herewith, the Founder has entered into a non-competition agreement with Parent and Merger Sub (the “PS Non-Competition Agreement”), effective as of the Effective Time of the Merger, with the rights and obligations thereunder of Merger Sub to be rights and obligations of the Surviving Corporation by virtue of the Merger, and on the terms and subject to the conditions specified therein;

WHEREAS, the Board of Directors of the Company (the “Board”) has approved the terms of the Founder Voting Agreement;

WHEREAS, the Board is recommending, subject to the terms hereof, that the Company’s shareholders approve this Agreement and the Merger;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.01.          The Merger.  Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the WBCA, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company.  Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and an indirect wholly owned subsidiary of Parent.

Section 1.02.          Effective Time; Closing.  The closing (the “Closing”) will be held at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York at 10:00 A.M., New York, New York time, on the fifth business day following the date of the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), or such other place and time as Parent and the Company may agree in writing (the “Closing Date”).  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Washington, in such form as is required by, and executed in accordance with, the relevant provisions of Washington law.  The Merger shall become effective at such time at which such Articles of Merger shall be duly filed with the Secretary of State of the State of Washington, or at such later time reflected in such Articles of Merger as shall be agreed by Parent and the Company in writing (the time that such Merger becomes effective, the “Effective Time”).

Section 1.03.          Effects of the Merger.  The effect of the Merger shall be as provided in this Agreement and the applicable provisions of the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.04.          Articles of Incorporation and By-Laws of the Surviving Corporation.

(a)       At the Effective Time, the amended and restated articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit A and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

(b)      At the Effective Time, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as set forth in Exhibit B and, as so amended and restated, shall be the by-laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

Section 1.05.          Directors.  Subject to applicable law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the articles of incorporation or by-laws of the Surviving Corporation.

Section 1.06.          Officers.  Subject to applicable law and any obligation of the Company under any employment agreement with the relevant person that is in effect as of the Effective Time, the individuals specified by Parent in writing to the Company at least two business days prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their  earlier death, resignation or removal in accordance with the articles of incorporation or by-laws of the Surviving Corporation.

Section 1.07.          Conversion of Shares; Cancellation of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Parent, Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly owned Subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall each be cancelled and shall cease to exist with no payment being made with respect thereto and, other than any Shares constituting Dissenting Shares (as defined below)), shall be converted into and represent the right to receive in cash the Merger Price from Parent or Merger Sub (through the Paying Agent as provided in Section 2.01).  At the Effective Time, all Shares that have been converted into the right to receive the Merger Price as provided in this Section 1.07 shall be automatically cancelled and shall cease to exist and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Price, without interest thereon, upon surrender of such certificates in accordance with Article II hereof.

Section 1.08.          Conversion of Merger Sub Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.09.          Dissenting Shares.  Notwithstanding anything contained in this Agreement to the contrary and to the extent provided under applicable law, Shares issued and outstanding immediately prior to the Effective Time as to which the holder takes, or forbears from taking, such actions as required to satisfy the requirements for perfecting dissenters’ rights set forth in Chapter 23B.13 of the WBCA and has not effectively withdrawn, waived or lost its dissenters’ rights (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Price.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the WBCA.  If, after the Effective Time, any holder of Dissenting Shares is not entitled to payment under Chapter 23B.13, then each Dissenting Share owned by such holder shall be treated as if it had been converted into the right to receive the Merger Price as of the Effective Time. The Company shall promptly notify Parent upon the receipt of any written demands for appraisal under Chapter 23B.13 of the WBCA and any withdrawals of such demands or any actions or failure to take actions that result in the loss or waiver of dissenters’ rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not settle, offer to settle or make any payment with respect to such demands unless it receives prior written consent from Parent, not to be unreasonably withheld, conditioned or delayed, or unless it is required to do so under the WBCA.  Any amount payable to any holder of Dissenting Shares shall be paid in accordance with the WBCA solely by the Surviving Corporation out of its own funds.

Section 1.10.          Company Stock-Based Arrangements.

(a)       Company Options.  Subject to Section 2.01(f), at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all outstanding and unexpired options and similar rights to acquire Shares (other than Company Stock-Based Awards, as such term is defined in Section 1.10(b) below), regardless of whether or not such options or rights have vested (the “Company Options”), including, without limitation, Company Options granted pursuant to the Company’s 1995 Stock Incentive Plan, as amended (the “1995 Stock Plan”), and option agreements with individuals thereunder (collectively, the “Option Plans”), shall be cancelled and each holder of a cancelled Company Option shall be entitled to receive, at the Effective Time, in consideration for the cancellation of each such Company Option, an amount in cash equal to the product of (x) the number of Shares subject to such Company Option immediately prior to the Effective Time (assuming full vesting of each such Company Option whether or not it has vested in accordance with its terms) and (y) the excess, if any, of the Merger Price over the exercise price per Share subject to such Company Option, without interest thereon.

(b)      Company Stock-Based Awards.  Subject to Section 2.01(f), at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all performance shares, stock appreciation rights and deferred stock, if any, outstanding immediately prior to the Effective Time under the 1995 Stock Plan that shall not yet have been replaced by issued Shares upon the lapse of the applicable forfeiture condition, including, without limitation, all performance units (“LTIP Performance Units”) outstanding under the LTIP (as defined in Section 5.06(g)) (“Company Stock-Based Awards”), shall be cancelled.

(c)       Restricted Stock Awards.  Any restrictions on each Share (“Restricted Share”) issued under the 1995 Stock Plan or under any of the Plans (as defined in Section 3.13(a) below) or otherwise shall lapse immediately prior to, and effective upon the occurrence of, the Effective Time, and each Restricted Share shall be fully vested in each holder thereof at such time, and each such Restricted Share will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions (including the condition set forth in Section 2.01(f)) as, each Share not subject to any restrictions.  All dividend equivalents, if any, credited to the account of each holder of a Restricted Share as of the Effective Time shall be distributed to the holder of such Restricted Share at the Effective Time, without interest thereon.

(d)      Actions.  Prior to the Effective Time, the Company shall deliver to the holders of Company Options and Company Stock-Based Awards appropriate notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.  The Company shall take all action as is necessary prior to the Effective Time to terminate all Option Plans (including such actions as are necessary to amend each Option Plan to cancel the Company Options, Company Stock-Based Awards and other rights granted pursuant to such Option Plan) so that at and after the Effective Time, no current or former employee, director, consultant or other person shall have any option to purchase or right to receive any Company Options or Company Stock-Based Awards for his or her benefit.  Not more than ten nor less than three business days prior to the anticipated Effective Time, the Company shall, to the fullest extent permitted by applicable law, deliver to Parent a list, in form reasonably acceptable to Parent, of the number of Company Options and Company Stock-Based Awards expected to be outstanding immediately prior to the Effective Time, and the names of the holders thereof and in each case together with the applicable mailing addresses, tax identification numbers and other information relating to such holders and participants as Parent may reasonably require in connection with the payments to be made pursuant to this Section 1.10.  Parent may take such actions, as promptly as practicable, prior to making any payment under this Section 1.10, as are reasonably necessary and appropriate in order to verify the right of any person to receive such a payment hereunder, the identifying information relating to such person and whether any withholding is required with respect thereto and, if so, the amount thereof.

ARTICLE II

PAYMENT FOR SHARES

Section 2.01.          Payment for Shares.

(a)       From and after the Effective Time, a bank or trust company mutually acceptable to Parent and the Company shall act as paying agent (the “Paying Agent”) in effecting the payment of the Merger Price in respect of certificates (the “Share Certificates”) that, prior to the Effective Time, represented Shares entitled to payment of the Merger Price pursuant to Section 1.07.  Prior to the Effective Time, Parent shall enter into a paying agent agreement with the Paying Agent in form and substance reasonably acceptable to the Company.  At or prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent the aggregate Merger Price to which holders of Shares shall be entitled at the Effective Time pursuant to Section 1.07 plus the aggregate consideration payable pursuant to Section 1.10 in exchange for Company Options, Company Stock-Based Awards and Restricted Shares (such funds collectively being hereinafter referred to as the “Exchange Fund”).  Parent shall be obligated to, from time to time, deposit any additional funds necessary to pay the aggregate Merger Price with respect to Shares outstanding at the Effective Time.

(b)      Promptly after the Effective Time, the Paying Agent shall, and Parent shall cause the Paying Agent to, mail to each record holder of Share Certificates that immediately prior to the Effective Time represented Shares (other than Share Certificates representing Shares held by Parent, Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly owned Subsidiary of the Company, and other than Dissenting Shares) a form of letter of transmittal, in form and substance reasonably satisfactory to Parent, which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon proper delivery of the Share Certificates to the Paying Agent, and instructions for use in surrendering such Share Certificates and receiving the aggregate Merger Price in respect thereof.  Upon the surrender of each such Share Certificate for cancellation to the Paying Agent or to such additional agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Share Certificate shall be paid the Merger Price multiplied by the number of Shares formerly represented by such Share Certificate in consideration therefor, and such Share Certificate shall forthwith be cancelled.  Until so surrendered, each such Share Certificate (other than Share Certificates representing Shares held by Parent, Merger Sub or by any wholly owned Subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly owned Subsidiary of the Company, and other than Dissenting Shares) shall represent solely the right to receive the aggregate Merger Price relating thereto.  No interest or dividends shall be paid or accrued on the Merger Price.  If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Share Certificate formerly representing Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price that the Share Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Share Certificate shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Share Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such tax has been paid or is not applicable. Promptly after the Effective Time, the Paying Agent shall, and Parent shall cause the Paying Agent to, mail to the persons entitled to receive such payment, as verified by Parent pursuant to Section 1.10(d), checks in payment of the consideration payable to such persons pursuant to Section 1.10 in exchange for Company Options, Company Stock-Based Awards and Restricted Shares.

(c)       Promptly following the date which is 12 months after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Share Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate.  Thereafter, each holder of a Share Certificate formerly representing a Share may surrender such Share Certificate to the Surviving Corporation and, subject to the applicable abandoned property, escheat and similar laws, receive in exchange therefor the aggregate consideration relating thereto, without any interest or dividends thereon, as provided in this Agreement.

(d)      After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of any Shares which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Share Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in exchange for the payment of the aggregate consideration as provided in this Agreement.

(e)       None of Parent, Merger Sub, the Company nor the Surviving Corporation shall be liable to any holder of the Shares, Company Options, Company Stock-Based Awards or other securities for any consideration to be paid in the Merger delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)       Each of the Company, Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from any payment hereunder to Parent or to any holder of Shares, Company Options, Company Stock-Based Awards or other securities such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by the Company, Surviving Corporation, Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.  In the case of any holder of more than 5% of the Shares who is a “United States person” for United States federal income tax purposes, such holder shall deliver, on the Closing Date, a properly executed non-foreign affidavit substantially in the form attached hereto as Exhibit C.  In the case of any holder of more than 5% of the Shares who is not a “United States person,” for United States federal income tax purposes, and who acquired its shares on or after January 1, 2007, the Company shall certify, to the extent it is able to do so, that it was at no time since January 1, 2007, a United States real property holding corporation.

(g)      If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to the alleged loss, theft or destruction of such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate, the Merger Price, without any interest thereon.

(h)      The Paying Agent shall invest the funds constituting the Exchange Fund as directed by Parent.  Any interest or other income resulting from such investment shall be paid to Parent.  The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as set forth in the disclosure schedule dated the date of this Agreement and delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement and identified as such by the Company (the “Company Disclosure Schedule”) (it being understood that any information set forth in a particular section or subsection of the Company Disclosure Schedule shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent on its face), (ii) as may be disclosed in any of the SEC Reports (as defined below) filed prior to the date of this Agreement and publicly available, excluding any disclosure in any such SEC Report set forth in any risk factor section and in any section relating to forward-looking statements other than factual disclosures therein that are set forth elsewhere in such SEC Report, or (iii) as arising after the date of this Agreement from any actions taken by the Company or any of its Subsidiaries after the date hereof at, and in accordance with, the specific written request of Parent or Merger Sub:

Section 3.01.         Organization and Qualification; Subsidiaries.  The Company is a corporation duly organized and validly existing under the laws of the State of Washington.  Section 3.01 of the Company Disclosure Schedule sets forth the percentage of all of the issued and outstanding shares of capital stock or other equity interests owned by the Company and its Subsidiaries in its Subsidiaries.  Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so organized, validly existing or in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined below).  The Company and each of its Subsidiaries has the requisite power (corporate or otherwise) and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority or to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  The term “Subsidiary,” as used in this Agreement, means, with respect to any entity, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is consolidated with such entity for financial reporting purposes.  Section 3.01 of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation and principal line of business of each Subsidiary of the Company.  The term “Material Adverse Effect,” as used in this Agreement, means any change or effect that is or could reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except for any such change or effect arising out of or relating to (i) the announcement of the transactions contemplated by this Agreement or actions by Parent, Merger Sub or the Company required to be taken pursuant to this Agreement or the failure to take any actions that are prohibited by this Agreement, (ii) changes in general economic, regulatory or political conditions or changes affecting the economy or the securities or financial markets in general, except to the extent that any such change or effect disproportionately affects the Company when compared to other members of the Company’s industry, (iii) changes in laws, rules, regulations or orders of any Governmental Entity (as defined herein) or interpretations thereof by any Governmental Entity or changes in accounting rules, except to the extent that any such change or effect disproportionately affects the Company when compared to other members of the Company’s industry, (iv) changes affecting generally the industry in which the Company conducts business, except to the extent that any such change or effect disproportionately affects the Company when compared to other members of the Company’s industry, (v) a material worsening of current conditions caused by an act of terrorism or war (whether declared or not declared) occurring after the date of this Agreement or any natural disasters or any national or international calamity affecting the United States or (vi) any change in the market price or trading volume of the Company’s securities, including as a result of the failure of the Company to meet analysts’ expectations, provided that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any cause underlying such change has resulted in or contributed to the occurrence of a Material Adverse Effect as defined without reference to this clause (vi).

Section 3.02.          Articles of Incorporation and By-Laws.  The Company has heretofore made available to Parent and Merger Sub an accurate and complete copy of the articles of incorporation or certificate of formation and the by-laws or operating agreement, or other similar organizational documents, each as amended to the date hereof, of the Company and each Subsidiary of the Company.  Such articles of incorporation or certificate of formation and by-laws or operating agreement or such other organizational documents are in full force and effect.  The Company is not in violation of, and none of its Subsidiaries is in violation in any material respect of, any provision of its articles of incorporation or certificate of formation or by-laws or operating agreement, or other similar organizational document.

Section 3.03.          Capitalization.  Section 3.03 of the Company Disclosure Schedule sets forth (i) as of the close of business on June 18, 2007 (the “Measurement Date”), the number of authorized and outstanding Shares and the number of authorized and outstanding shares of preferred stock (“Preferred Stock”) of the Company, (ii) as of the Measurement Date, the number of Shares for which the Company Options are exercisable and the related exercise prices, (iii) the number of Shares reserved for issuance pursuant to the Option Plans, (iv) as of the Measurement Date, the number of outstanding Company Stock-Based Awards in the form of restricted stock units which have not yet been replaced by issued Shares, (v) the number of Shares originally made subject to the 1995 Stock Plan, (vi) the number of Shares that, as of the Measurement Date, had been issued pursuant to the 1995 Stock Plan and (vii) the number of Shares that, as of the date of this Agreement, remain issuable pursuant to the 1995 Stock Plan. The Company’s procedures with respect to the granting of all Company Options provided for the specification of an exercise price that is no less than the market price for the Shares on the date of the grant.  The Company complied in all material respects with such procedures with respect to the granting of the Company Options.  The Founder is the record and, to the knowledge of the Company, the beneficial owner, as beneficial ownership is defined in the Exchange Act (as defined below), of 44,426,400 of the outstanding Shares.  There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into, or exchangeable for, securities having such rights) (“Voting Debt”) of the Company or any of its Subsidiaries issued and outstanding.  Except for the Company Options, the Company Stock-Based Awards, and options, subscriptions or other rights issued and outstanding which are held by the Company or any Subsidiary in any other Subsidiary and except as set forth in Section 3.03 of the Company

Disclosure Schedule, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, nor are there any obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to any third-party to repurchase, redeem or otherwise acquire any Shares or other capital stock of the Company or any of its Subsidiaries.  Except for the Founder Voting Agreement, to the knowledge of the Company, as of the date of this Agreement, there are no voting agreements with respect to the Shares which affect or relate to the voting of, or the execution of written consents with respect to, or the solicitation of proxies relating to the voting of, any security of the Company or any of its Subsidiaries.  Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is validly issued, fully paid and nonassessable, and such shares of the Company’s Subsidiaries are owned, beneficially and of record, by the Company or by a Subsidiary of the Company, in each case, free and clear of any Lien, other than Liens imposed by or arising under applicable law.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to make an investment (in the form of a loan, capital contribution or otherwise) in any entity other than a Subsidiary.

Section 3.04.          Authority Relative to this Agreement.  Except for the Required Shareholder Approval (as defined in Section 6.01(a)), the Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized, approved and declared advisable by the Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement (other than, with respect to the Merger, the adoption of this Agreement by holders of two-thirds of the outstanding Shares and the filing of the Articles of Merger as required by the WBCA).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, (ii) general principles of equity and (iii) the remedies of specific performance and injunctive relief and other forms of equitable relief being subject to the discretion of the Governmental Entity (as defined below) before which any enforcement proceeding therefor may be brought.  The Board, at a meeting duly called and held on June 20, 2007, prior to the execution and delivery of this Agreement, by adopting resolutions that, as of the time of execution and delivery of this Agreement, are in full force and effect and have not been in any way modified or rescinded, has duly taken all actions necessary under the WBCA and the Company’s articles of incorporation to (a) approve and adopt this Agreement and the transactions contemplated hereby

(including the Merger), (b) determine that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of the Company and its shareholders, (c) direct that this Agreement be submitted to the Company shareholders for adoption, (d) resolve to recommend that the shareholders of the Company approve this Agreement and the transactions contemplated hereby and (e) approve the Founder Voting Agreement.  As a result of the foregoing actions, the only vote required to authorize and approve the Merger is the affirmative vote of the holders of two-thirds of the Shares.

Section 3.05.          No Conflict; Required Filings and Consents.

(a)       Assuming (i) compliance with any requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any requirements of any foreign, supranational or other antitrust or similar laws, (ii) compliance with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and any applicable state securities or “blue sky” laws are met, (iii) the filing of the Articles of Merger and other appropriate instruments, if any, as required by the WBCA, is made, (iv) compliance with any applicable requirements of the 1988 Exon-Florio provision of the Defense Production Act of 1950, as amended, (v) the filing of the Proxy Statement (as defined in Section 5.08 below) and receipt of the Required Shareholder Approval, (vi) compliance with any requirements of The New York Stock Exchange (the “NYSE”) and (vii) the Consents referred to in Section 3.05(b) of the Company Disclosure Schedule are obtained or made, none of the execution and delivery of this Agreement by the Company, the performance or consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (w) conflict with or violate the articles of incorporation or by-laws of the Company or the comparable organizational documents of any of its Subsidiaries, (x) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment, decree, injunction or other binding action or requirement of any Governmental Entity (as defined in Section 3.05(b) below) applicable to the Company or any of its Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, (y) other than the accelerated vesting of Company Options, Company Stock-Based Awards and Restricted Shares, result in a breach or violation of, a default under (or an event which with notice or lapse of time or both would become a default), or the triggering of any payment or other obligations to any of the Company’s or any of its Subsidiaries’ present or former employees pursuant to, any of the Company’s or any of its Subsidiaries’ existing Employee Benefit Arrangements (as defined in Section 5.01(f) below) or any grant or award made under any of the foregoing, or (z) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation of any Lien on any of the property or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties may be bound or affected, except, with respect to clauses (x), (y) and (z), as would not, individually or in the aggregate, have a Material Adverse Effect or prevent the consummation of the Merger.

(b)      None of the execution and delivery of this Agreement by the Company, the performance or consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization, order, decree, license, or permit of, or registration or filing with or notification to (any of the foregoing being a “Consent”), any government or subdivision thereof, domestic, foreign or supranational, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a “Governmental Entity”) or any third party, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the Articles of Merger pursuant to the WBCA, (iii) compliance with any requirements of the HSR Act and any requirements of any foreign, supranational or other antitrust or similar laws, (iv) compliance with the requirements of the NYSE, (v) compliance with any applicable requirements of the 1988 Exon-Florio provision of the Defense Production Act of 1950, as amended, (vi) the Consents referred to in Section 3.05(b) of the Company Disclosure Schedule and (vii) Consents the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

(c)       The Board has taken all actions necessary for the Company to take in order to ensure that the restrictions applicable to business combinations contained in Chapter 23B.19 of the WBCA are, and will be, inapplicable to the execution, delivery and performance of this Agreement (such actions by the Board, the “Necessary 23B.19 Actions”), including but not limited to ensuring that the Board approve the significant business transaction before an acquiring person’s share acquisition time.  No other state takeover statute or similar legal requirement applies or purports to apply to the Company with respect to the Agreement or the agreements contemplated herein.  No representation is made by the Company with respect to the application of Chapter 23B.19 of the WBCA or any similar statute as a result of actions by Parent or its affiliates taken prior to the time that the Board took the Necessary 23B.19 Actions; provided, however, that, to the Company’s knowledge, Chapter 23B.19 of the WBCA will not apply to Parent or its affiliates.

Section 3.06.          Compliance with Agreements.  Except as disclosed in the SEC Reports (as defined in Section 3.07(a)) filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries is bound or affected, including, without limitation, any Contract (as defined in Section 3.21 below), except for such conflicts, defaults and violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.07.          SEC Reports and Financial Statements.

(a)       The Company has filed with the United States Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, registration statements, definitive proxy statements and other documents required to be filed by the Company with the SEC since March 31, 2006 (as they have been amended since the time of their filing and including any current report on Form 8-K that has been filed with or furnished to the SEC and any documents filed, furnished or incorporated by reference as exhibits to any such filing, collectively, the “SEC Reports”).  As of their respective dates, except as and to the extent modified or superseded in any subsequent SEC Report that is filed prior to the Effective Time, each SEC Report, including, without limitation, any financial statements or schedules included or incorporated by reference therein, in the case of SEC Reports filed on or prior to the date of this Agreement, complied, and in the case of SEC Reports filed after the date of this Agreement and prior to the Effective Time, will have complied, in all material respects with the requirements of the Exchange Act or the Securities Act, and the rules and regulations of the SEC promulgated thereunder, that were or are applicable to such SEC Report, and none of the SEC Reports contained, or will contain, when filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Since March 31, 2006, no Subsidiary of the Company is or has been required to file any form, report or other document with the SEC.

(b)      The consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three fiscal years in the period ended December 31, 2006 (including the related notes and schedules thereto) of the Company contained in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006 included in the SEC Reports present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates or for the periods presented therein in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved except as otherwise noted therein.

(c)       Except as reflected, reserved against or otherwise disclosed in the financial statements dated as of December 31, 2006 (including the related notes and schedules thereto) of the Company included in the SEC Reports filed and publicly available prior to the date of this Agreement, or disclosed in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) required to be set forth in a consolidated balance sheet of the Company and its Subsidiaries under GAAP, other than (i) liabilities incurred in the ordinary course of business, (ii) liabilities or obligations that the Company is expressly permitted to incur pursuant to Section 5.01 or that are incurred pursuant to, and in accordance with the terms of, Contracts listed in Section 3.21(b) of the Company Disclosure Schedule (as in effect on the date hereof, without amendment or modification), (iii) liabilities for fees and expenses actually incurred by the Company in connection with the transactions contemplated by this Agreement or (iv) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)      The unaudited consolidated balance sheet as of March 31, 2007 and the related unaudited consolidated statement of income, shareholders’ equity and cash flows of the Company for the fiscal quarter ended March 31, 2007 (including the related notes and schedules thereto) of the Company contained in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007 present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the date or for the period presented therein in accordance with GAAP applied on a consistent basis during the period involved, except as otherwise noted therein, subject to the absence of footnotes and to year-end audit adjustments, none of which adjustments would be material.

(e)       The Company has heretofore furnished to Parent an accurate and complete copy of all material agreements, documents or other instruments required to be, but which have not yet been, filed with the SEC and any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.08.          Off-Balance Sheet Arrangements.  Section 3.08 of the Company Disclosure Schedule describes, and the Company has made available to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and other “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Securities Act) to which the Company or any of its Subsidiaries is a party and has any continuing liability and which would be required to be disclosed pursuant to the Exchange Act in an annual or quarterly report required to be filed with the SEC.

Section 3.09.          Information.

None of the information supplied by the Company specifically for inclusion or incorporation by reference in (i) the Proxy Statement (as defined in Section 5.08 below) or (ii) any other document filed or to be filed with the SEC in connection with the transactions contemplated by this Agreement (the “Other Filings”) will, at the respective times filed with the SEC and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders of the Company, and at the time of the Special Meeting (as defined in Section 5.09 below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that no representation is made by the Company with respect to information furnished by Parent or Merger Sub specifically for inclusion therein.  The Proxy Statement and the Other Filings made by the Company will, at the respective times filed with the SEC and mailed to the shareholders, comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, if applicable, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement.

Section 3.10.          Litigation.  There is no legal action, suit, claim or legal, administrative or other proceeding or, to the knowledge of the Company, investigation that is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the Merger, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent the consummation of the Merger.

Section 3.11.          Compliance with Applicable Laws.  The Company and its Subsidiaries hold all permits, licenses, registrations, variances, exemptions, orders and approvals of all Governmental Entities required in connection with the ownership or occupancy of their respective properties and assets and the operation of their respective businesses, including, without limitation, all necessary permits for export transactions and registrations with Governmental Entities as required under applicable export control laws, except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not, individually or in the aggregate, have a Material Adverse Effect.  Except as referred to in the SEC Reports filed and publicly available prior to the date hereof, the Company and its Subsidiaries are not in violation of any law, rule, regulation or order of any Governmental Entity or arbitrator applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, including, without limitation, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Foreign Corrupt Practices Act, all applicable United States export control laws and regulations, and all applicable trade sanctions and embargoes (except that no representation or warranty is made in this Section 3.11 with respect to Environmental Laws or Taxes, which are exclusively the subject of Section 3.15 and Section 3.16, respectively, or the matters specifically covered by Section 3.13), except for violations or possible violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.12.          Internal Controls.

(a)   The Company has established and maintains internal controls over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act).  Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s senior management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Such internal controls over financial reporting are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets and liabilities, (iii) access to assets or incurrence of liability is permitted only in accordance with management’s authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

(b)      The Company’s management has disclosed, based on its most recent evaluation of internal controls over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the board of directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  Neither the Company nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(c)       The chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and, as of the date of such certifications, the statements contained in such certifications were complete and correct.  The management of the Company has completed its assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective in all material respects, and the Company’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2006.

Section 3.13.          Employee Benefit Plans and Arrangements.

(a)       “Plans” means all severance, pension, benefit, deferred compensation, incentive compensation, stock option, bonus, welfare benefit and other employee benefit plans, programs and policies that provide benefits (other than benefits that do not, for any plan, exceed $100,000 in the aggregate) to any present or former director, officer or employee of the Company or any of its Subsidiaries, or any beneficiary or dependent of any such person (whether or not written), sponsored or maintained by the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries contributes or is obligated to contribute.  Without limiting the generality of the foregoing, the term “Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”) and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.  An “ERISA Affiliate” means, with respect to the Company, any corporation, person or trade or business which is a member of the group which is under common control with the Company, and which together with the Company is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.  “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) arising as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.  “U.S. Plan” means any Plan that covers any present or former director, officer or employee located in the United States.  “Foreign Plan” means any Plan that is subject to the laws of any jurisdiction outside the United States.

(b)      Section 3.13(b) of the Company Disclosure Schedule includes a complete list of all U.S. Plans.  With respect to each written U.S. Plan, other than a U.S. Subsidiary Plan (as defined below), the Company has made available to Parent a true, correct and complete copy of:  (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) if the Plan is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (a “Qualified Plan”), the most recent determination letter from the Internal Revenue Service (the “IRS”).  With respect to each written U.S. Plan maintained by any Subsidiary (a “U.S. Subsidiary Plan”), the Company has made available to Parent a true, correct and complete copy of all Plan documents. With respect to each material unwritten U.S. Plan, the Company has made available to Parent a summary in reasonable detail of such U.S. Plan.

(c)       Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, each Plan currently complies in all material respects, and has materially complied in the past, both in form and operation, with its terms and with all applicable provisions of all laws and regulations applicable to it, including, in the case of the U.S. Plans, with the applicable provisions of ERISA and the Code.  With respect to each Qualified Plan, the IRS has issued a favorable determination letter evidencing the U.S. Plan’s compliance with the GUST amendment or an application for a favorable determination letter has been or will be filed with the IRS within the applicable remedial amendment period under Code Section 401(b) and nothing has occurred or, to the knowledge of the Company, is expected to occur that would adversely affect the qualified status of such U.S. Plan or any related trust.  Notwithstanding the foregoing, to the Company’s knowledge, all reports, notices and other disclosure relating to any Plan required to be filed with, or furnished to, governmental entities, Plan participants or Plan beneficiaries have been timely filed and furnished in accordance with applicable law, including, but not limited to, notices required to be furnished to employees under the Consolidated Omnibus Budget Reconciliation Act of 1985 upon the occurrence of a “qualifying event,” as defined in Section 4980B of the Code.

(d)      With respect to each U.S. Plan and, to the Company’s knowledge, each Foreign Plan, all contributions required to be made to such Plan by applicable law or regulation or by any applicable Plan document, and all premiums due or payable with respect to insurance policies funding any such Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company included in the SEC Reports to the extent required under GAAP.  There does not now exist nor, to the knowledge of the Company, do any circumstances exist that would result in, any Controlled Group Liability that would be a material liability of the Company or its Subsidiaries, taken as a whole (other than routine claims for benefits), following the Closing.

(e)       As of the date hereof, (i) each U.S. Plan that is subject to Section 302 of ERISA and Section 412 of the Code meets the minimum funding standards of Section 302 of ERISA and Section 412 of the Code (without regard to any funding waiver); and (ii) neither the Company nor any of its ERISA Affiliates is required to provide security to such U.S. Plan pursuant to Section 307 of ERISA or Section 501(a)(29) of the Code; and since its last valuation date, there have been no amendments to such U.S. Plan that materially increase the present value of accrued benefits.

(f)       No U.S. Plan is a multiemployer plan, as defined in Section 3(37) of ERISA. With respect to each U.S. Plan and, to the Company’s knowledge, each Foreign Plan, no claims are pending against any such Plan, or the Company or any of its Subsidiaries with respect to such Plan, except in respect of benefit payments in the normal course of business, and, to the Company’s knowledge, no employee, beneficiary, dependent, or governmental agency has threatened any appeal or litigation regarding any matter with respect to the Plans.  Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, no U.S. Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees (or their beneficiaries or dependents) of the Company or its Subsidiaries after retirement or other termination of service (other than (i) as required by Section 601 et seq. of ERISA, (ii) death benefits or retirement benefits under any Qualified Plan or (iii) deferred compensation benefits accrued as liabilities on the books of the Company or any of its Subsidiaries).

(g)      No prohibited transaction has occurred with respect to any U.S. Plan that is not exempt under Section 4975 of the Code and Section 406 of ERISA, and neither the Company nor any of its Subsidiaries has engaged in any transaction with respect to any U.S. Plan that could subject it to either a material civil penalty assessed pursuant to Section 409, 502(i) or 502(l) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

(h)      Except as set forth in Section 3.13(h) of the Company Disclosure Schedule, no U.S. Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation or similar proceeding.

(i)        None of the persons performing services for the Company or its Subsidiaries has been improperly classified as an independent contractor or, in the case of employees, as being exempt from the payment of wages for overtime, except for such improper classifications that would not, individually or in the aggregate, reasonably be expected to have created or to create after the date of this Agreement any liability of the Company or any Subsidiary that exceeds or would exceed, together with any liability referred to in the last sentence of Section 3.20, $5,000,000 in the aggregate.

(j)        With respect to each Foreign Plan: (i) if intended to be funded or book-reserved, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the reserve shown on the financial statements of the Company for any unfunded Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country-specific actuarial assumptions and valuations, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations; (ii) each Foreign Plan is in material compliance with all registration requirements and has been maintained in good standing with the appropriate regulatory authorities; and (iii) each Foreign Plan intended to qualify for special tax treatment is in material compliance with all requirements for such treatment. To the knowledge of the Company, with respect to employees outside the United States, none of the Company or any Subsidiary has made any ex-gratia or voluntary payment to any such employee by way of superannuation, pension allowance or otherwise.

(k)       Each of the Company’s “nonqualified deferred compensation plans” within the meaning of Code Section 409A (and associated Treasury Department guidance) has been operated in good faith compliance (as determined in accordance with applicable Treasury Department guidance) with Code Section 409A

(l)        Except as set forth in Section 3.13(l) of the Company Disclosure Schedule:  (i) there is no contract, agreement, plan or arrangement covering any employee, former employee, independent contractor or former independent contractor of the Company or any of its Subsidiaries that, individually or collectively could give rise to (or already has resulted in) a payment by the Company (or the provision by the Company of any other benefit such as accelerated vesting) that would not be deductible by reason of Code Section 280G or subject to an excise tax under Code Section 4999; (ii) neither the Company nor any of its Subsidiaries has any indemnity obligation for any excise Taxes imposed under Code Section 4999; and (iii) neither the Company nor any of its Subsidiaries has made any payments (or is required to make any payments pursuant to the terms of an existing contract) that are not deductible under Code Section 162(m).

Section 3.14.          Intellectual Property. “Intellectual Property” shall mean all intellectual property, including (a) patents and applications therefor, including all continuations, divisionals, continuations-in-part, provisionals, reissues, reexaminations, substitutions and extensions thereof, (b) trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill symbolized by any of the foregoing, and all applications, registrations, renewals and extensions thereof, (c) all Internet domain names, (d) copyrights, and all registrations, applications, renewals, extensions and reversions thereof, (e) trade secret rights in information, including trade secret rights in any formula, pattern, compilation, program, device, method, technique, or process, that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy and (f) all other intellectual property or proprietary rights in discoveries, know-how, inventions, processes and techniques, and other proprietary or confidential information.

(a)       Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of all issued patents and pending patent applications, registered trademarks, pending trademark applications for registration of trademarks, service mark registrations and service mark applications, registered copyrights, and pending applications for registration of copyrights owned by the Company or any of its Subsidiaries (“Registered Intellectual Property”).  Section 3.14(a) of the Company Disclosure Schedule lists (i) the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed, (ii) the registration or application date, as applicable, for each such item of Registered Intellectual Property and (iii) the registration or application number, as applicable, for each such item of Registered Intellectual Property.

(b)      The Company or any of its Subsidiaries is (i) the sole and exclusive owner of all right, title and interest in and to all of the Registered Intellectual Property listed or required to be listed in Section 3.14(b) of the Company Disclosure Schedule free and clear of all Liens and (ii) licensed or otherwise has a valid right to use all material Intellectual Property used in or necessary for the conduct of its business as currently conducted.

(c)       To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, constitute an unauthorized use or misappropriation of, or violate any Intellectual Property or privacy or publicity right of any person, in each of the foregoing cases, in any material respect.

(d)      Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, to the knowledge of the Company, no person is infringing, violating, or misappropriating any Company-owned Intellectual Property, in each of the foregoing cases, in any material respect, and no written claims or, to the knowledge of the Company, unwritten claims alleging such infringement, violation or misappropriation have been made since January 1, 2005 against any person by the Company or any of its Subsidiaries.

(e)       The Company and the Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all material trade secrets and any other material confidential information of the Company and its Subsidiaries (and any material confidential information owned by a third person to whom the Company or any of its Subsidiaries has a confidentiality obligation).

(f)       Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, as of the date hereof neither the Company nor any of its Subsidiaries is the subject of any pending legal proceeding that (i) alleges a claim of infringement, misappropriation, dilution or violation by the Company or any of its Subsidiaries of any Intellectual Property rights of a third person or alleges a violation of any right of privacy or publicity of any person by the Company or any of its Subsidiaries, and no such written claim has been asserted (or, to the knowledge of the Company, threatened in writing) against the Company or its Subsidiaries at any time during the twelve (12) month period immediately prior to the date hereof, or (ii) challenges the ownership or validity of any material Company-owned Intellectual Property.

(g)      As of the date hereof, all necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Registered Intellectual Property have been timely paid, and all necessary documents, certificates and other relevant filings in connection with such Registered Intellectual Property have been timely filed with the relevant Governmental Entities and Internet domain name registrars in the United States or foreign jurisdictions, as the case may be, to the extent required to be paid or filed prior to the date hereof, for the purpose of maintaining the issuances, registrations or applications for such Registered Intellectual Property except where the Company has, in its reasonable business judgment, decided to abandon or cancel such Registered Intellectual Property, or except as could not reasonably be expected to have a Material Adverse Effect.

(h)      The consummation of the transactions contemplated hereby will not, pursuant to any contract to which the Company or any of its Subsidiaries is a party, result in the loss or impairment of the Surviving Corporation’s right to own or use any Company-owned Intellectual Property, except as would not have a Material Adverse Effect.

Section 3.15.          Environmental Matters.  Except for matters that would not, individually or in the aggregate, have a Material Adverse Effect: (i) there has been no Release of Hazardous Substances by the Company or any of its Subsidiaries that remains outstanding on any real property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries requiring notice or remedial action by the Company or any of its Subsidiaries under applicable Environmental Law and no real property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any Subsidiary thereof is contaminated with any Hazardous Substances requiring notice or remedial action by the Company or any of its Subsidiaries under Environmental Law; (ii) no judicial or administrative proceeding, order, judgment, decree, settlement or, to the knowledge of the Company, investigation is pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging violations of Environmental Laws; (iii) the Company and its Subsidiaries have not received in writing any claims, notices or correspondence that remains outstanding alleging liability of the Company or any Subsidiary under any Environmental Law for Releases or threatened Releases of Hazardous Substances on real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, or liability for any off-site disposal of Hazardous Substances or contamination by the Company or any Subsidiary; and (iv) the business and operations of the Company and its Subsidiaries comply in all material respects with applicable Environmental Laws and the Company and its Subsidiaries have obtained all material permits, authorizations and licenses relating to Environmental Laws necessary for the operation of their businesses; all such permits, authorizations and licenses are in full force and effect and the Company and its Subsidiaries are in compliance, in all material respects, with the terms and conditions of such permits.  “Environmental Law” means any applicable federal, state or local law, regulation, permit, order, decree or judicial opinion or other agency requirement having the force and effect of law and governing Hazardous Substances or protection of the environment or human health as it relates to the environment.  “Hazardous Substance” means any toxic or hazardous substance or waste that is regulated under Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.  “Release” means spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Substance into the environment, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance.

Section 3.16.          Taxes.

(a)       The Company and each of its Subsidiaries has complied in all material respects with all laws relating to Taxes and has filed all material Tax Returns required to be filed by the Company and each of its Subsidiaries in accordance with applicable laws.  All such Tax Returns are true, correct and complete in all material respects.

(b)      All material Taxes of the Company and each of its Subsidiaries due and payable (whether or not shown as due on a Tax Return) have been paid.  There are no unpaid assessments for additional material Taxes of the Company or any of its Subsidiaries for any period.

(c)       Reserves (excluding any reserve established to reflect timing differences between book and Tax items) have been established on the books and records of the Company and each of its Subsidiaries (in accordance with GAAP) for the unpaid material Taxes of the Company and each of its Subsidiaries.  Since the date of the most recent balance sheet contained in the SEC Reports, neither the Company nor any of its Subsidiaries has incurred any material Taxes arising from transactions occurring outside the ordinary course of business consistent with past practices and customs.

(d)      No federal, state, local or foreign audits or other administrative proceedings, discussions or court proceedings are presently in progress or pending with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries.

(e)       Neither the Company nor any of its Subsidiaries has executed or filed with any taxing authority (whether federal, state, local or foreign) any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any material Taxes, and no power of attorney granted by the Company or any of its Subsidiaries with respect to material Taxes is currently in force.

(f)       The Company has made available to Parent copies that are true and materially correct and complete of (i) all Tax Returns relating to material Income Taxes of the Company and its Subsidiaries and other material Tax Returns of the Company and its Subsidiaries for the preceding three (3) taxable years and (ii) all material written assessments or proposed assessments received from the IRS in the last three (3) years that have not been previously resolved.  No claim that has not been previously resolved has been made in the last three (3) years that the Company or any of its Subsidiaries has not properly paid Taxes or filed Tax Returns in a jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return.

(g)      Neither the Company nor any of its Subsidiaries has been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes (other than the group for which the Company is the parent) since January 1, 2004.  Neither the Company nor any of its Subsidiaries is (or has ever been) a party to any material tax sharing or similar arrangement for the sharing of Tax liabilities that will remain in effect after the Closing, other than customary property Tax obligations in respect of leased premises.

(h)      There are no material Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due and payable.

(i)        As of the date hereof, neither the Company nor any of its Subsidiaries is a partner in a partnership for federal income tax purposes other than a partnership among or between the Company and any of its Subsidiaries.

(j)        With respect to national jurisdictions outside of the United States, since January 1, 2005, the Company and each of its Subsidiaries has been resident in its jurisdiction of incorporation for corporation tax purposes and is not and has not been treated as resident in or belonging to, or subject to Tax in, any other jurisdiction for any material Tax purpose.

(k)       Neither the Company nor any of its Subsidiaries has been, in the past five years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368.

(l)        Neither the Company nor any of its Subsidiaries has engaged in a transaction that could affect the Income Tax liability for any taxable year not closed by the applicable statute of limitations which (i) is a “reportable transaction,” as defined in the Treasury Regulations promulgated under Code Section 6011 that were in effect at the time of such transaction, or (ii) is the same as or substantially similar to one of the types of tax avoidance transactions that the IRS identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(m)      Neither the Company nor any of its Subsidiaries is a party to a “gain recognition agreement” under Code Section 367.

(n)      The term “Tax,” as used in this Agreement, means any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental (including Code Section 59A), alternative or add-on, value added, registration, windfall profits or other tax, charge, fee, levy, customs duties, or other similar charge imposed by a taxing authority of the United States or any state, local, or foreign government or agency or subdivision thereof, including any interest, penalties, additions to tax, or additional amounts incurred or accrued under applicable law or charged by any taxing authority.

(o)      The term “Tax Return,” as used in this Agreement, means any return, declaration, report, claim for refund, or information return or other statement (including any schedule or attachment thereto or amendment thereof) to be supplied to a taxing authority or a third party in connection with Taxes.

(p)      The term “Income Tax” means any Tax imposed on, or measured by, net income or net worth (including any penalties or interest or other additional amounts imposed thereon).

Section 3.17.          Absence of Certain Material Adverse Changes.  Since December 31, 2006, (i) there has not occurred or failed to occur any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (ii) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects.  In addition, except as set forth in Section 3.17 of the Company Disclosure Schedule, no actions have been taken or have been agreed to be taken by the Company or its Subsidiaries between January 1, 2007 and the date of this Agreement that, if taken after the date of this Agreement without Parent’s consent, would be proscribed by Section 5.01(b), (d), (e), (g), (i), (j), (k), (o), (p), (q) or (r), but in the case of (r), only to the extent as it applies to the other subsections of Section 5.01 specifically referred to in this sentence.

Section 3.18.          Affiliate Transactions.

(a)       Except for the employment Contracts entered into in the ordinary course of business since January 1, 2006, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any affiliate thereof, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and have not been so disclosed.

(b)      Section 3.18(b) of the Company Disclosure Schedule lists all loans to any executive officer or director of the Company or any of its Subsidiaries, other than loans in connection with cashless exercises of stock options, tax obligations upon vesting of restricted stock, or advancements of relocation, travel or other business expenses, including the date of the loan, the amount of the loan and the date of any amendment to the terms of the loan.  Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed any extension of credit in the form of a personal loan to or for any director or executive officer of the Company in violation of the Sarbanes-Oxley Act.

Section 3.19.          Real Property.

(a)       Except for the real property listed in Section 3.19(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any real property.

(b)      Section 3.19(b) of the Company Disclosure Schedule lists all retail space leases in the United States to which the Company or any Subsidiary is a party as a lessee, and specifies (i) the store number, if applicable, (ii) the location of the real property, (iii) the name of the lessor, (iv) the remaining lease term with renewal options, if applicable, (v) whether the lessee’s obligations are guaranteed and, if so, by whom and (vi) whether the lessee or, to the knowledge of the Company, the lessor is currently in default pursuant to such lease.

(c)       Section 3.19(c) of the Company Disclosure Schedule lists leases for office space and distribution centers, each having an aggregate annual net rent of $500,000 or greater, to which the Company or any Subsidiary is a party as a lessee, and specifies (i) the location of the real property, (ii) the name of the lessor, (iii) the remaining lease term with renewal options, if applicable, (iv) the fixed rent for the remaining term, (v) whether the lessee’s obligations are guaranteed and, if so, by whom, (vi) whether the transactions contemplated by this Agreement require the consent of the lessor under such lease and (vii) whether the lessee or, to the knowledge of the Company, the lessor is currently in default pursuant to such lease.

(d)      With respect to each lease listed in Section 3.19(b) and Section 3.19(c) of the Company Disclosure Schedule: (i) the Company or one of its Subsidiaries is the tenant named under the lease and has a valid leasehold interest in each parcel of leased real property that is subject to the lease; and (ii) except as disclosed in such Section 3.19(b) or Section 3.19(c), neither the Company nor any of its Subsidiaries has assigned, sublet or encumbered any interest in the lease and, to the knowledge of the Company, there are no Liens thereon.

Section 3.20.          Labor Matters.  Except as set forth in Section 3.20 of the Company Disclosure Schedule, no employee of the Company or of any of its Subsidiaries is represented by any labor union, any collective bargaining organization or any labor organization in connection with such employee’s employment with the Company or any of its Subsidiaries.  Except as set forth in Section 3.20 of the Company Disclosure Schedule, to the knowledge of the Company, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and, to the knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation or certification proceeding pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.  Neither the Company nor any of its Subsidiaries has experienced any actual or, to the knowledge of the Company, threatened employee lockouts, strikes, material work stoppages, or material slowdowns within the two-year period immediately prior to the date of this Agreement.  Section 3.20 of the Company Disclosure Schedule lists all employment agreements or consulting agreements covering employees or individual consultants of the Company or any of its Subsidiaries in connection with their employment or consultancy with the Company or any of its Subsidiaries that provide for annual salaries or annual consulting fees of more than $150,000 for any employee or consultant working in the United States or $200,000 for any employee or consultant working outside the United States.  To the Company’s knowledge, neither the Company nor any of its Subsidiaries has been subject to any wage and hour investigation or complaint by any Governmental Entity nor is any such investigation or complaint pending or threatened that, if adversely determined, would reasonably be expected to result, after the date of this Agreement, in the creation of any liability of the Company or any Subsidiary that exceeds, individually or in the aggregate, together with any liability referred to in Section 3.13(i), $5,000,000.

Section 3.21.          Material Contracts.

(a)       As of the date of this Agreement, there does not exist any violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause or result in a violation or default under) any material contract (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, except for such violations or defaults as have been waived or which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)      Other than those contracts that are filed as exhibits to the SEC Reports filed and publicly available prior to the date of this Agreement (the “Filed Contracts”), Section 3.21(b) of the Company Disclosure Schedule lists all written and oral contracts, agreements, guarantees, leases, and executory contracts that exist as of the date hereof to which the Company or any of its Subsidiaries is a party or by which it is bound that (i) are required to be filed as an exhibit to an SEC Report, (ii) materially restrict or would materially restrict the ability of the Company, Parent (after giving effect to the consummation of the Merger) or any of their respective Subsidiaries from competing or otherwise conducting their respective businesses substantially as such businesses are conducted on the date of this Agreement, or (iii) contain minimum annual requirements of the Company or its Subsidiaries to make or become liable to make payments of $1,000,000 or more in any 12-month period, and, with respect to (ii) and (iii), which have a term of more than one year and cannot be cancelled on less than 90 days’ notice without a material penalty or other material financial cost to the Company or any of its Subsidiaries (the contracts so described and the Filed Contracts are referred to herein collectively as the “Contracts”).

(c)       Except as set forth in Section 3.21(c) of the Company Disclosure Schedule and except for open purchase orders entered into in the ordinary course of business for materials or supplies, there does not exist any contract to which the Company or any of its Subsidiaries is a party providing for its purchase from a third party, at a cost of $1,000,000 or more in any twelve-month period, of products for resale by the Company or any of its Subsidiaries at retail: (i) under which a violation or default would be caused by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; or (ii) that cannot by virtue of its terms be cancelled or terminated by the Company or any of its Subsidiaries, without a material penalty or other material financial cost to the Company or any of its Subsidiaries, on less than ninety (90) days’ notice to the other party to such Contract.

Section 3.22.          Opinion of Financial Advisor.  The Board received, at its meeting held on June 20, 2007, the opinion, dated June 20, 2007, of Goldman, Sachs & Co. that, as of such date and subject to the assumptions, qualifications and limitations set forth in such opinion, the $29.30 in cash per Share to be received by the holders of the Shares pursuant to this Agreement is fair to such holders from a financial point of view. The Company will provide a true, complete and correct copy of such opinion to Parent solely for informational purposes promptly after receipt thereof by the Company.

Section 3.23.          Relationships with Customers and Others.  Prior to the date hereof, neither the Company nor any of its Subsidiaries has received notice that any customer (including, without limitation, any governmental agency), retailer, insurer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify any Contract or agreement with the Company or any of its Subsidiaries in any manner adverse to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.24.          Brokers.  Except for the engagement of Goldman, Sachs & Co., whose fees will be paid by the Company, none of the Company, any of its Subsidiaries, or any of their respective officers, directors, or employees has employed any broker or finder or incurred any liability for any investment banking or brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement for which the Company or any of its Subsidiaries is responsible.  The Company has heretofore delivered to Parent accurate and complete copies of all written agreements, and summaries in reasonable detail of all oral agreements, between the Company and any accountants, investments bankers, financial advisors, public relations consultants, proxy solicitation firms and other experts and non-legal advisors entered into on or prior to the date of this Agreement pursuant to which any such person would be entitled to any payment of any Merger Fees, including, without limitation, the agreement with Goldman, Sachs & Co. “Merger Fees” means all fees and expenses paid or payable by or on behalf of the Company or any of its Subsidiaries to all accountants, investment bankers, financial advisors, public relations consultants, proxy solicitation firms and other experts and non-legal advisors incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

When used in this Article III, references to the “knowledge of the Company” shall mean to the actual knowledge of the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Vice President of Business Development, the senior officer in charge of human resources, or any other person who is a Senior Vice President of the Company, after reasonable inquiry.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that:

Section 4.01.          Organization and Qualification.  Parent is a corporation duly organized, validly existing and in good standing under the laws of Italy.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.  Each of Parent and Merger Sub has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, would not, individually or in the aggregate, prevent or materially impair or delay the consummation of the Merger or the other transactions contemplated by this Agreement or Parent or Merger Sub from satisfying their respective obligations under this Agreement.

Section 4.02.          Authority Relative to this Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, the Founder Voting Agreement and the Founder Non-Competition Agreement (collectively, the “Transaction Agreements”), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of the Transaction Agreements by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated thereby have been duly and validly authorized, approved and declared advisable by the Boards of Directors of Parent and Merger Sub, and approved by Luxottica U.S. Holdings Corp., a Delaware corporation and the sole shareholder of Merger Sub (the “Sole Shareholder”), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize or approve the Transaction Agreements or to consummate the transactions contemplated thereby (other than, with respect to the Merger, the filing of the Articles of Merger or other instruments as required by the WBCA).  Each of the Transaction Agreements has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, (ii) general principles of equity and (iii) the remedies of specific performance and injunctive relief and other forms of equitable relief being subject to the discretion of the Governmental Entity before which any enforcement proceeding therefor may be brought.

Section 4.03.          No Conflict; Required Filings and Consents.

(a)       Assuming (i) compliance with any requirements of the HSR Act and any requirements of any foreign, supranational or other antitrust laws, (ii) the requirements of the Exchange Act and any applicable state securities or “blue sky” laws are met and (iii) the filing of the Articles of Merger and other appropriate instruments, if any, as required by the WBCA is made, none of the execution and delivery of the Transaction Agreements by Parent or Merger Sub, the performance or consummation by Parent or Merger Sub of the transactions contemplated thereby or compliance by Parent or Merger Sub with any of the provisions thereof will (x) conflict with or violate the organizational documents of Parent or Merger Sub, (y) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment, decree, injunction or other binding action or requirement of any Governmental Entity applicable to Parent or Merger Sub, or any of their Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, (z) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation of any Lien on any of the property or assets of Parent, Merger Sub, or any of their respective Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent, Merger Sub, or any of their respective Subsidiaries or any of their respective assets or properties may be bound or affected, except with respect to clauses (y) and (z), as would not, individually or in the aggregate, prevent or materially impair or delay the consummation of the Merger or the other transactions contemplated by the Transaction Agreements or Parent or Merger Sub from satisfying their respective obligations under the Transaction Agreements.

(b)      None of the execution and delivery of the Transaction Agreements by Parent and Merger Sub, the performance or consummation by Parent and Merger Sub of the transactions contemplated thereby or compliance by Parent and Merger Sub with any of the provisions hereof will require Parent or Merger Sub to obtain any Consent of any Governmental Entity or any third party, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the Articles of Merger pursuant to the WBCA, (iii) compliance with any requirements of the HSR Act and any requirements of any foreign, supranational or other antitrust or similar laws, (iv) compliance with the requirements of the NYSE, (v) compliance with any applicable requirements of the 1988 Exon-Florio provision of the Defense Production Act of 1950, as amended, and (vi) Consents the failure of which to obtain or make would not, individually or in the aggregate, prevent or materially impair or delay the consummation of the Merger or the other transactions contemplated by this Agreement or Parent or Merger Sub from satisfying their respective obligations under this Agreement.

Section 4.04.          Information.  None of the information supplied or to be supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in (i) the Proxy Statement or (ii) the Other Filings will, at the respective times filed with the SEC or any Governmental Entity with regulatory jurisdiction over enforcement of any applicable antitrust or similar laws and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders, and at the time of the Special Meeting and the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, provided that no representation is made by either Parent or the Merger Sub with respect to information furnished by the Company specifically for inclusion therein.  The Other Filings made by Parent or Merger Sub will, at the respective times filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, if applicable, except that no representation is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company in writing specifically for inclusion in the Other Filings.

Section 4.05.  Financing.  Parent will have, prior to the Effective Time, the funds necessary to pay, or cause Merger Sub to pay, the Merger Consideration with respect to the Shares outstanding immediately prior to the Effective Time, to fund payments contemplated hereby with respect to the Company Options and Company Stock-Based Awards, and to pay all fees and expenses related to the transactions contemplated by this Agreement to be paid by it.  Parent will provide such funds to Merger Sub or the Paying Agent at or prior to the Effective Time.

Section 4.06.          Ownership of Shares. As of the date hereof, Parent and its affiliates and Subsidiaries do not beneficially own any Shares. As of the date hereof, to the knowledge of Parent and except as contemplated in connection with this Agreement, the Voting Agreement and agreements contemplated herein and therein, neither Parent nor any of its affiliates or Subsidiaries has entered into any agreement, arrangement, or understanding, whether or not in writing, for the purpose of acquiring, holding, voting, or disposing of any Shares with any other person who beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Shares, in each case, which would result in Parent or any of its affiliates or Subsidiaries being an “acquiring person” under chapter 23B.19 of the WBCA.

Section 4.07.          Brokers.  Except for the engagement of Rothschild Inc. and Rothschild S.p.A., whose fees will be paid by Parent, none of Parent, Merger Sub or any of their respective Subsidiaries, officers, directors or employees, has employed any broker or finder or incurred any liability for any investment banking or brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement for or with respect to which the Company is or might be liable prior to the Effective Time.

ARTICLE V

COVENANTS

Section 5.01.          Conduct of Business of the Company.  Except as contemplated by this Agreement (including, without limitation, the activities expressly permitted by this Section 5.01), by Section 5.01 of the Company Disclosure Schedule, as required by law or with the prior written consent of Parent, during the period from the date of this Agreement to the earlier of (x) such time as this Agreement is terminated in accordance with Section 7.01, and (y) the Effective Time, the Company will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business, (ii) use its commercially reasonable efforts to preserve intact the business or organization of the Company and each of its Subsidiaries, taken as a whole, and to keep available the services of its and their present officers and key employees, generally, and (iii) use its commercially reasonable efforts to preserve the goodwill of those having material business relationships with it. Without limiting the generality of the foregoing and except as otherwise contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company will not, and will not permit any of its Subsidiaries to, prior to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.01, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

(a)       adopt any amendment to the articles of incorporation or by-laws or comparable organizational documents in effect on the date hereof of the Company or any Subsidiary;

(b)      sell, pledge, encumber or dispose of any shares owned by it in any of its Subsidiaries, except to a wholly owned Subsidiary of the Company and except for pledges to lenders solely as collateral security under any borrowing arrangement in existence on the date hereof, or under any permitted amendments thereto or any new arrangements permitted hereunder;

(c)       except for (i) issuances of capital stock of the Company’s Subsidiaries to the Company or a wholly owned Subsidiary of the Company and (ii) issuances of Shares with respect to the Company Options or Company Stock-Based Awards outstanding as of the date hereof (collectively, clauses (i) and (ii), the “Permitted Issuances”), issue, reissue, sell, or convey, or authorize the issuance, reissuance, sale or conveyance of (x) shares of capital stock (or other ownership interests) of any class (including shares held in treasury), or securities convertible or exchangeable into capital stock (or other ownership interests) of any class, or any rights, warrants or options to acquire any such convertible or exchangeable securities or capital stock (or other ownership interests), or any Voting Debt or (y) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

(d)      declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock or otherwise make any payments to shareholders in their capacity as shareholders, other than: (i) a single dividend in respect of the Shares, payable in cash, declared on or after February 29, 2008, and payable on the earlier of: (x) a date in March 2008, as determined by the Board, or (y) one business day prior to the Effective Time, in an amount not to exceed $0.16 per Share; and (ii) any distribution by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company;

(e)       other than in connection with the Permitted Issuances or in connection with cashless exercises of Company Options or repurchases of restricted stock from employees upon termination of any such employee’s employment pursuant to the terms of the award agreement under which such restricted stock was granted, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock, or any of its other securities;

(f)       (i) increase the compensation, in whatever form (other than severance), including salaries, hourly wages, commissions, bonuses, temporary employee commissions, overtime pay, vacation, sick time, holiday and other paid time off, and employer paid health and welfare benefits (collectively, “Compensation”) payable or to become payable to any of its present or former directors, officers or employees (whether from the Company or any of its Subsidiaries), or incur any obligation to pay any Compensation, except for increases and incurrences that are in the ordinary course of business consistent with past practice and that would not, after giving effect thereto, result in the aggregate Compensation expense of the Company and its Subsidiaries being in excess of: (x) $310 million for the year ended December 31, 2007; or (y)

$174 million for the six-month period ending June 30, 2008; provided, however, that, in determining compliance with this Section 5.01(f)(i), any Compensation expense attributable to employees of any entity or entities acquired in compliance with Section 5.01(p) shall be disregarded, (ii) grant any stock appreciation rights, phantom stock, or performance units pursuant to the Option Plans or otherwise, it being understood that the granting of any stock options or restricted stock is governed by Section 5.01(c) above, or make or agree to make, any severance or termination payments to any former, existing or new director, officer or employee of the Company or any of its Subsidiaries, except for such payments made in the ordinary course of business either (x) pursuant to a Plan or contract in effect as of the date of this Agreement or (y) that are not in excess of $500,000 in the aggregate, (iii) enter into any employment, severance or other compensation agreement with, any former, existing or new director, officer or employee of the Company or any of its Subsidiaries providing for base Compensation or severance Compensation in excess of $150,000 per annum, other than renewals of existing agreements for up to one year on substantially similar terms (allowing for customary merit increases consistent with past practice), or (iv) establish, adopt, enter into, or materially amend or waive any material performance or vesting criteria, or accelerate vesting or exercisability under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any former, existing or new director, officer or employee (any of the foregoing being an “Employee Benefit Arrangement”) or otherwise amend or modify the terms of any Employee Benefit Arrangement, except (1) amendments of employment agreements for Non-U.S. Employees (as defined below) that provide for customary merit increases or other changes to terms of employment (other than an extension of the term of employment) consistent with past practice and (2) as to clauses (i) through (iv): (A) as may be required to comply with any applicable law or any existing Plan or agreement; (B) for any technical amendment or modification of the terms of an Employee Benefit Arrangement that would not impose on the Company or any of its Subsidiaries any material new or amended obligation thereunder; (C) that the foregoing shall not apply to the issuance of offer letters for “at will” employment agreements and arrangements that do not provide for severance following termination of employment for any reason; and (D) that, if the Effective Time occurs on or prior to February 15, 2008, the Compensation Committee of the Board shall be entitled to determine, in good faith, in accordance with standards applicable thereto that are applied consistently with past practice, the amounts of bonuses payable to participants in the Company’s Officer Bonus Plan and to other employees of the Company and its Subsidiaries under the Company’s bonus program in respect of 2007 and to cause such bonuses to be paid within five (5) business days prior to the Effective Time;

(g)      mortgage, encumber, license, sell, lease or dispose of any assets (other than inventory) or securities (other than those referred to in Section 5.01(b), which shall govern in respect thereof) which are material to the Company and its Subsidiaries, taken as a whole, in each case outside the ordinary course of business;

(h)      other than guarantees of leases, obligations of wholly owned Subsidiaries or pursuant to existing agreements or commitments in the ordinary course of business or amendments thereto enacted in the ordinary course of business, or to lenders under any borrowing arrangement in existence on the date hereof or entered into the ordinary course of business, (i) incur, assume, guarantee or pre-pay any indebtedness for borrowed money, except that the Company and its Subsidiaries may incur or assume indebtedness for borrowed money to finance acquisitions made in compliance with Section 5.01(p) and may incur, assume or pre-pay indebtedness for borrowed money under existing revolving credit agreements and lines of credit described in Section 5.01(h) of the Company Disclosure Schedule or under amendments thereto or replacements thereof enacted in the ordinary course of business which amendments do not, singly or in the aggregate, increase the principal amount or interest rate or other fees and expenses payable thereunder and that do not otherwise impose any new or amended obligation on the Company or any of its Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any obligations of any other person (other than the Company or a wholly owned Subsidiary of the Company) in excess of $50,000, except in the ordinary course of business and except in connection with acquisitions permitted by Section 5.01(p), (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) in excess of $200,000, other than the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business or those reflected or reserved against in the most recent financial statements, (iv) make any loans, advances or capital contributions to, or investments in, any other person in excess of $100,000, except in the ordinary course of business and except for loans, advances, capital contributions or investments between any Subsidiary of the Company and the Company or another Subsidiary of the Company or (v) authorize or make capital expenditures other than in accordance with the purposes, amounts and time periods specified in Section 5.01(h) of the Company Disclosure Schedule (provided that the aggregate amount of capital expenditures permitted to be made in the first half of 2008 as set forth in Section 5.01(h) of the Company Disclosure Schedule shall be increased by an amount equal to the excess, if any, of (1) the amount of capital expenditures permitted to be made in the second half of 2007 as set forth in Section 5.01(h) of the Company Disclosure Schedule over (2) the amount of capital expenditures actually made during the second half of 2007);

(i)        except as set forth in Section 5.01(i) of the Disclosure Schedule, settle or compromise any suit or claim or threatened suit or claim where the amount to be paid is greater than $500,000;

(j)        authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries that, in the full fiscal year of the Company next preceding such intended action, had a shareholders’ equity in excess of $100,000 or revenues in excess of $1,000,000;

(k)       change any material election with respect to Taxes, change any Tax accounting period or change any material method of Tax accounting, if any such change would reasonably be expected to have a material adverse effect on the Tax position of the Company and its Subsidiaries taken as a whole;

(l)        other than in the ordinary course of business, (i) expressly waive any material rights or (ii) cancel or forgive any indebtedness for borrowed money in excess of $100,000 owed to the Company or any of its Subsidiaries other than indebtedness of the Company or a wholly owned Subsidiary of the Company;

(m)      voluntarily permit any material insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payee to be canceled or terminated, except in the ordinary course of business;

(n)      enter into or amend, or agree to the renewal of, any contract or agreement that would be a “Contract” as defined in Section 3.21 or any contract or agreement providing for payment by a third party of more than $1,000,000 in any 12-month period, in each case for a term in excess of one (1) year and that cannot be terminated by the Company or one of its Subsidiaries on less than 90 days’ notice without material penalty or other material financial costs to the Company or any of its Subsidiaries, other than (i) amendments or waivers that are required by applicable law or regulations, (ii) renewals of Contracts, leases (including store leases) or agreements or contracts in accordance with the terms thereof or on market terms in the ordinary course of business or on terms not materially less favorable in the aggregate to the Company than those in effect immediately prior to the renewal or (iii) new store leases entered into, or modifications or terminations of, or amendments to, existing store leases made, in the ordinary course of business and in compliance with the terms set forth in Section 5.01(n) of the Company Disclosure Schedule; or agree to an amendment or modification of any agreement involving the payment of any Merger Fees to Goldman, Sachs & Co. or any of its affiliates in amounts in excess of those provided for in the agreements delivered pursuant to Section 3.24 above;

(o)      except as may be required as a result of a change in law or under GAAP, make any material change in its methods, principles and practices of accounting;

(p)      acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or acquire any material assets of any such entity or of any other person, other than any such acquisitions related to optics or optical retail operations, provided that the total consideration, including assumed debt paid or payable by the Company and its Subsidiaries, does not exceed $20 million in the aggregate for all such acquisitions;

(q)      enter into any joint venture, partnership or similar agreement, other than in respect of airport retail stores in the ordinary course of business as required by the lessors thereof; or

(r)       agree in writing or otherwise to take any of the foregoing prohibited actions.

Section 5.02.          Access to Information; No Control of Operations.

(a)       From the date hereof until the Effective Time, subject to reasonable restrictions imposed from time to time after consultation with counsel, the Company shall, and shall cause its Subsidiaries, and shall use its reasonable efforts to cause each of their respective officers, employees, and past and present counsel, accountants, tax advisors, financial advisors, representatives and agents (collectively, the “Company Representatives”) to provide Parent and Merger Sub and their respective officers, employees, counsel, advisors, accountants, financial advisors, financial sources and representatives (collectively, the “Parent Representatives”), at Parent’s expense,  reasonable access during normal business hours and upon reasonable notice, to the offices and other facilities and to the books and records of the Company and its Subsidiaries, as will permit Parent and Merger Sub to make inspections of such as either of them may reasonably require, and shall use its reasonable efforts to cause the Company Representatives and the Company’s Subsidiaries to furnish Parent, Merger Sub and Parent Representatives to the extent reasonably available with such financial and operating data and other information with respect to the business and operations of the Company and its Subsidiaries as Parent and Merger Sub may from time to time reasonably request and subject to the Company’s existing written policies with respect to the protection of employee privacy and protection of attorney-client privilege and attorney work product; provided that such access and inspections shall not unreasonably disrupt the operations of the Company or its Subsidiaries or the performance of their duties. Parent, Merger Sub and the Parent Representatives shall maintain the confidentiality of any information obtained pursuant to this Section or otherwise in accordance with the terms of the Confidentiality Agreements dated July 25, 2006 and October 12, 2006 between Parent and the Company (the “Confidentiality Agreements”).  Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to provide any information or access that it reasonably believes would violate applicable law, rules or regulations or the terms of any confidentiality agreement by which it is bound; provided that, in any case where the Company is relying on this sentence in not providing all or any of the information or access requested by Parent, it shall promptly inform Parent and/or the relevant Parent Representative of its reliance on this exception and indicate in such notice the specific reason for such reliance.

(b)      Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.

(c)       No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.  The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 5.02(a), and neither Merger Sub nor Parent may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in the Transaction Agreements.

Section 5.03.          Further Assurances; Reasonable Best Efforts.

(a)       Subject to the terms and conditions herein provided and to applicable legal requirements, each of the Company, Parent and Merger Sub shall, and shall cause its respective Subsidiaries to, cooperate and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, in the case of the Company, consistent with the fiduciary duties of the Board with the advice of the Company’s outside legal counsel, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

(b)      If at any time prior to the Effective Time any material event or circumstance relating to either the Company or Parent or Merger Sub, or any of their respective Subsidiaries, is discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment to the Proxy Statement, the discovering party will promptly inform the other party of such event or circumstance.  If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action as is reasonable under the circumstances.

(c)       Each of the parties agrees to cooperate with each other in taking, or causing to take, at the direction of Parent, all actions necessary to delist the Shares from the NYSE and deregister the shares under the Exchange Act as soon as practicable following the Effective Time.

Section 5.04.          Filings; Consents.

(a)       Upon the terms and conditions hereof each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to obtain as promptly as practicable all material Consents of any Governmental Entity or any other person required in connection with, and waivers of any material breaches or material violations of any material Contracts, permits, licenses or other material agreements that may be caused by, the consummation of the transactions contemplated by this Agreement, including, without limitation, by (i)  filing, or causing to be filed, any Notification and Report Form and related material required under the HSR Act as soon as reasonably practicable after the date of this Agreement but, in any event, unless specifically agreed otherwise by the Company and Parent, no later than thirty (30) calendar days after the date of this Agreement, and by using its reasonable best efforts to be able to certify, and to certify, as soon as reasonably practicable, its substantial compliance with any such requests for additional information or documentary material that may be made under the HSR Act, unless Parent and the Company mutually determine that it is reasonable under the circumstances not to comply substantially with any requests for additional information and documentary material under the HSR Act, (ii) promptly making all other required filings or submissions to Governmental Entities, (iii) cooperating and consulting with one another in (A) determining whether any other filings are required, or are deemed advisable, to be made with, or Consents, permits, authorizations or approvals are required, or are deemed advisable, to be obtained from, any third party, the United States government or any other Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such Consents, permits, authorizations, approvals or waivers and (iv) generally, taking, or causing to be taken, all other actions necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and in any event no later than the Extended Termination Date (as defined in Section 7.01(b)) or, if applicable, the Final Termination Date (as defined in Section 7.01(b)), provided that the Company shall not be required to obtain any Consent from any person other than Governmental Entities unless Parent reimburses the Company for all reasonable out-of-pocket expenses incurred in obtaining such Consent; provided, however, that the Company shall not pay or agree to pay any fee or other similar charge to any such person in order to obtain its Consent without the prior written approval of Parent not to be unreasonably withheld.

In furtherance of the foregoing, Parent shall, and shall cause its Subsidiaries to, take all such actions, including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries or, after the Effective Time, of the Company or of any of its Subsidiaries and (y) otherwise taking or committing to take actions that limit or would limit Parent’s or its Subsidiaries’ (including, after the Effective Time, the Company’s and its Subsidiaries’ as Subsidiaries of Parent) freedom of action with respect to, or its ability to retain, one or more of their respective businesses, product lines or assets, in each case as may be required in order to avoid the entry of any order, judgment, decree, injunction, temporary restraining order, or ruling of a court of competent jurisdiction or any Governmental Entity in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing; provided further, however, that Parent shall not be required to take any such action, and the failure to do so shall not be deemed to be a failure to exercise its reasonable best efforts as required by this Section 5.04(a), if such actions, individually or in the aggregate, would require the sale, divestiture, licensing or other disposition in any form (collectively, a “Divestiture”) of any one or more businesses or assets, including without limitation, product lines, brands, or other particular types or groups of assets (collectively, the “Specified Assets”) and: (A) in the case of one or more required Divestitures of Specified Assets of Parent or one or more of its Subsidiaries, and/or the Company and or one or more of its Subsidiaries, that are sold at wholesale, such Specified Assets accounted for more than $85 million in the worldwide consolidated net sales of Parent or the Company, as the case may be, to all customers, including the amount of the intercompany sales of such Specified Assets by each party to its own retail division or retail segment, as the case may be; or (B) without limiting the applicability of clause (A) above, in the case of one or more required Divestitures of Specified Assets of Parent or one or more of its Subsidiaries, and/or the Company and one or more of its Subsidiaries, that are not sold at wholesale, including, without limitation, Specified Assets consisting of retail assets, such Specified Assets accounted for more than $100 million in the worldwide consolidated net sales of Parent or the Company, as the case may be; with, in each such case, consolidated net sales to be determined for the four most recently completed consecutive fiscal quarters of Parent and/or the Company, as the case may be.  Neither the Company nor any of its Subsidiaries shall propose, negotiate, or commit to any such sale, divestiture or disposition of any of its assets, businesses or product lines without Parent’s prior written consent.

(b)      Each of the Company and Parent shall, without limitation: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement; (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or any oral communication with any such Governmental Entity; (iii) not participate in any meeting or have any communication with any such Governmental Entity unless it has given the other an opportunity to consult with it in advance and, to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate therein; and (iv) furnish the other party with copies of all filings and communications between it (or its advisors) and any such Governmental Entity with respect to the transactions contemplated by this Agreement; provided, however, that, notwithstanding the foregoing, the rights of the Company and Parent under this Section 5.04(b) may be exercised on their behalf by their respective outside counsel.

Section 5.05.          Public Announcements.  The initial press release announcing the terms of this Agreement shall be a joint press release.  Thereafter, other than in connection with reasonable responses to questions in quarterly earnings conference calls, Parent, Merger Sub and the Company each agree to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, agree to provide to the other party for review a copy of any such press release or public statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

Section 5.06.          Indemnification; Employees and Employee Benefits.

(a)       Parent agrees that all rights to indemnification and advancement of expenses now existing in favor of any individual who at or prior to the Effective Time was a director, officer, employee or agent of the Company or any of its Subsidiaries or who, at the request of the Company or any of its Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (together with such individual’s heirs, executors or administrators, the “Indemnified Parties”) as provided by applicable law and/or in the articles of incorporation and by-laws of the Company and its Subsidiaries existing and in effect on the date hereof and/or indemnification agreements existing and in effect on the date hereof, shall survive the Merger, and shall continue in full force and effect for a period of not less than six years from the Effective Time (or, with respect to any indemnification agreement, the term of such indemnification agreement, if such term is less than six years) unless otherwise required by applicable law, and the indemnification and advancement of expenses provisions of the articles of incorporation and by-laws of the Surviving Corporation and the Subsidiaries of the Company and such indemnification agreements, indemnification and advancement of expenses provisions shall not be amended, repealed or otherwise modified, provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification and advancement of expenses in respect of any such claim or claims shall continue until final disposition of any and all such claims.  From and after the Effective Time, Parent shall cause the Sole Shareholder to assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.06.

(b)      Parent agrees that, from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years (except as provided in the last proviso of this Section 5.06(b)) from the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous to the beneficiaries of the current policies and with carriers having an A.M. Best “key rating” of AX or better, provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, and provided further, that the Surviving Corporation shall first use its reasonable best efforts to obtain from such carriers a so-called “tail” policy providing such coverage and being effective for the full six year period referred to above, and shall be entitled to obtain such coverage in annual policies from such carriers only if it is unable, after exerting such efforts for a reasonable period of time, to obtain such a “tail” policy; and provided further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 250% of the last annual premium paid by the Company prior to the date hereof as set forth in Section 5.06(b) of the Company Disclosure Schedule (or, in the case of a “tail” policy obtained pursuant to the preceding proviso, shall not be required to pay an aggregate premium therefor in excess of an amount equal to six times 250% of such last annual premium) and, if the Surviving Corporation is unable to obtain the insurance required by this Section 5.06(b), it shall obtain as much comparable insurance as possible for an annual premium (or an aggregate premium, as the case may be) equal to such maximum amount.

(c)       In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section.  It is expressly agreed that the Indemnified Parties shall be third party beneficiaries of Section 5.06(a) and Section 5.06(b) above, and of this Section 5.06(c).

(d)      For the period beginning on the Closing Date and ending on December 31, 2008 (the “Continuation Period”), Parent shall cause the Surviving Corporation to provide U.S. Employees with compensation and benefits that are no less favorable in the aggregate, determined on an individual basis, than those provided to such individual under the Company’s Employee Benefit Arrangements applicable to U.S. Employees in effect at the Effective Time or otherwise (exclusive of benefits related to the equity securities of the Company); provided, however, that nothing herein shall prevent the Surviving Corporation from amending or terminating any specific plan, program, policy, practice or arrangement, or require that the Surviving Corporation provide or permit investment in the securities of Parent or the Surviving Corporation, or interfere with the Surviving Corporation’s obligation to make such changes as are necessary to comply with applicable law, or preclude the Surviving

Corporation from terminating the employment of any Employee for any reason for which the Company could have terminated the employment of such person or that was not prohibited prior to the Effective Time. During the Continuation Period, Parent shall cause the Surviving Corporation to provide Non-U.S. Employees with compensation and benefits that are no less favorable in the aggregate, determined, with respect to each separate country in which such Non-U.S. Employees work, on a group basis rather than on an individual basis for such country, than the less favorable of: (i) those provided under the Company’s Employee Benefit Arrangements for the Non-U.S. Employees in such country; or (ii) those provided by the Company’s Employee Benefit Arrangements for its U.S. Employees, in each case, as in effect as of the Effective Time, but exclusive of benefits related to the equity securities of the Company; provided that, in any event, benefits provided to the Non-U.S. Employees that are immaterial, but customary and reasonable in the local jurisdiction, shall be continued during the Continuation Period.  “U.S. Employees” means employees and former employees of the Company and its Subsidiaries who work or worked in the United States.  “Non-U.S. Employees” means employees and former employees of the Company and its Subsidiaries who work or worked outside the United States.

(e)       Parent and its affiliates (including the Surviving Corporation) shall honor all Employee Benefit Arrangements (including, without limitation, any severance, change of control and similar plans and agreements) in accordance with their terms as in effect immediately prior to the Effective Time (except for such changes made to any Employee Benefit Arrangement between the date hereof and the Effective Time that are not made in compliance with the terms of this Agreement), subject to any amendment or termination thereof after the Effective Time that may be permitted by the terms thereof, and except that Parent and its affiliates shall be permitted to amend or terminate any plan, program, policy, practice or arrangement as permitted pursuant to the proviso in the first sentence in Section 5.06(d) above.

(f)       For all purposes under the employee benefit plans of Parent and its affiliates providing benefits to any Employees after the Effective Time (the “New Plans”), each Employee shall be credited with his or her years of service with the Company and its Subsidiaries prior to the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Subsidiaries have given credit for prior service), to the same extent as such Employee was entitled, as at the Effective Time, to credit for such service under any similar or comparable plans (except to the extent such credit would result in a duplication of accrual of benefits in whole or in part).  In addition, and without limiting the generality of the foregoing:  (i) each Employee immediately shall be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, Parent shall with respect to fully insured programs use its best efforts to, and with respect to self-insured programs shall, cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements, as well as all maximums or caps with respect to number of visits or annual or lifetime dollar limitations, applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid or such visits occurred in accordance with such New Plan.  Notwithstanding the foregoing provisions of this Section 5.01(f) or any other term or provision of this Agreement to the contrary, subject to the requirements, if any, of applicable law, in no event shall any Employee be credited with such years of service in connection with vesting rights under, or be entitled to be a beneficiary under, any pension plan now or hereafter established by Parent or any of its Subsidiaries.

(g)      Section 5.06(g) of the Company Disclosure Schedule sets forth a description of the Company’s Long-Term Incentive Plan (the “LTIP”) as in effect as of the date of this Agreement and includes a list of the Employees of the Company who are, as of the date of this Agreement, grantees of any benefit under the LTIP, specifying for each the particular target benefit held by such person.  Notwithstanding anything in this Agreement to the contrary, the LTIP shall be modified by the Company prior to, but effective as of, the Effective Time, in all material respects, in accordance with the terms of such modification set forth in Section 5.06(g) of the Company Disclosure Schedule, and pursuant to such instruments, documents and resolutions of the Board (or a committee thereof) as shall be reasonably satisfactory in form and substance to Parent.

(h)      Parent shall cause the Surviving Corporation to continue arrangements with a service provider to the Company on the terms set forth in Section 5.06(h) of the Company Disclosure Schedule.

Section 5.07.          No Solicitation.

(a)       The Company shall, and shall cause its Subsidiaries, the Company Representatives and its directors to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.  The Company also will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal and in connection with which discussions are taking place, or have taken place during the twelve (12) month period preceding the date of this Agreement with respect to an Acquisition Proposal, to return or destroy all confidential information heretofore furnished to such person by the Company or on the Company’s behalf.

(b)      The Company agrees that, prior to the Effective Time, it shall not, directly or indirectly, and shall not permit or cause any of its Subsidiaries to, nor shall it authorize or permit any Company Representatives or any of its directors to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of furnishing non-public information) the making of any proposal or offer concerning an Acquisition Proposal or

(ii) engage in any discussions or negotiations concerning, or provide any non-public information or data to any person relating to, an Acquisition Proposal, whether made before or after the date of this Agreement unless, after the date hereof, (A) the Company receives a bona fide written proposal not initiated, solicited or knowingly encouraged in violation of this Agreement that constitutes an Acquisition Proposal, (B) the Board in good faith determines, after consultation with its outside legal counsel and independent financial advisors, that such Acquisition Proposal may reasonably be expected to result in a Superior Acquisition Proposal, (C) the Company (x) shall have provided at least 48 hours advance written notice to Parent that it intends to take such action, which shall also set forth the identity of the person making the Acquisition Proposal, all of the terms and conditions of such Acquisition Proposal and delivery of complete copies of all documents reflecting or related to the Acquisition Proposal, and (y) shall have received from such person an executed customary confidentiality agreement containing terms no less stringent in all material respects, than those terms contained in the Confidentiality Agreements, including, in any event, a prohibition on such person from purchasing or otherwise acquiring any capital stock of the Company while such person is engaged in negotiations with the Company, provided that the Company shall promptly notify Parent if and when such prohibition is no longer in effect; provided that such confidentiality agreement shall not contain any exclusivity provision or other term that would prevent the Company from consummating the transactions contemplated by this Agreement, and (D) the Company shall have made available to Parent (or Parent’s counsel pursuant to a joint defense agreement) the same nonpublic information being furnished to such person.  The Company shall promptly notify Parent of any material amendments or revisions to any such Acquisition Proposal.

(c)       The Board (or any committee thereof) shall not (i) except as permitted by this Section 5.07, withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to Parent, the Company Board Recommendation (as defined in Section 5.08) (a “Change of Board Recommendation”), (ii) except as permitted by this Section 5.07, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company or any of its Subsidiaries to enter into or approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal (an “Acquisition Agreement”), unless (with respect to taking any action described in (i), (ii) or (iii)), prior to the date on which the Required Shareholder Approval has been obtained, (A) subject to clause (B) below, the Board has received an Acquisition Proposal theretofore described to Parent as required by Section 5.07(b) which it has determined in good faith (after having consulted with outside legal counsel and its independent financial advisors) is a Superior Acquisition Proposal and has determined that the failure of the Board to terminate this Agreement or withdraw, modify or change the Company Board Recommendation would be inconsistent with the fiduciary duties of the directors and (B) the Company has notified Parent in writing of all of the terms and conditions of the Superior Acquisition Proposal together with delivery to Parent of complete copies of all documents reflecting or related to such Superior Acquisition Proposal and of the determinations described in clause (A) above and of its intent to take such action, and has taken into account any revised proposal made by Parent to the Company (a “Revised Parent Proposal”) within five (5) business days after Parent’s receipt of such notice and again has determined in good faith after consultation with its outside legal counsel and independent financial advisors that such Acquisition Proposal (as the same may have been modified or amended) remains a Superior Acquisition Proposal; provided, however, that if a Revised Parent Proposal has been made, and the Acquisition Proposal has been modified or amended after the Revised Parent Proposal was made, then the Company shall promptly notify Parent in writing of all of the terms and conditions of such modification or amendment together with delivery of complete copies of all documents reflecting or related to such modification or amendment, and any such modification or amendment to such Acquisition Proposal shall be deemed to be a new Acquisition Proposal for purposes of re-starting, as of the date of Parent’s receipt of such notice, the five (5) business day period described above in this clause (B).  Notwithstanding the foregoing, if the Board (or any committee thereof) makes a Change of Board Recommendation that is either (a) made in connection with a Superior Acquisition Proposal that is an Acquisition Proposal described in clause (ii) of the definition of Acquisition Proposal or (b) made pursuant to Section 5.07(e) (either such Change of Board Recommendation described in clauses (a) or (b), a “Specified Change of Board Recommendation”), then, to the extent permitted under the WBCA (including pursuant to subsection (2)(a) of Section 23B.11.030 of the WBCA), the Company shall take all actions as necessary to call, give notice of, convene and hold the Special Meeting so as to permit the Special Meeting to be held in compliance with Section 5.09 without a recommendation of the Board.

(d)      The term “Acquisition Proposal” shall mean any offer or proposal (whether or not in writing and whether or not delivered to the Company’s shareholders generally), from any person to acquire, in a single transaction or series of transactions, by merger, tender offer, stock acquisition, asset acquisition, consolidation, liquidation, business combination or otherwise (i) at least 50% of any class of equity securities of the Company, or (ii) assets of the Company and/or one or more of its Subsidiaries which in the aggregate constitutes 35% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term “Superior Acquisition Proposal” shall mean any bona fide unsolicited written Acquisition Proposal on terms more favorable to the holders of Shares than the transactions contemplated by this Agreement, taking into account all of the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the transactions contemplated by this Agreement), as well as the anticipated timing, conditions and prospects for completion of such Acquisition Proposal; provided further, that if any negotiations with a third party related to an Acquisition Proposal that are not initiated, solicited or knowingly encouraged in violation of this Section 5.07 in compliance with subsection (b) above result in a revised bona fide Acquisition Proposal from such third party being made to the Company, then such revised Acquisition Proposal shall also be considered a bona fide Acquisition Proposal not initiated, solicited or knowingly encouraged in violation of this Section 5.07.

(e)       Nothing in this Agreement shall prohibit or restrict the Board, in circumstances not involving an Acquisition Proposal, from effecting a Change of Board Recommendation to the extent that the Board determines in good faith (after consultation with outside legal counsel) that such action is necessary under applicable law in order for the directors to comply with their fiduciary duties to the Company’s shareholders.  The Company shall give Parent and Merger Sub written notice of any such action taken by the Board not later than the business day next succeeding the day on which such action is taken, setting forth in reasonable detail the action taken and the basis therefore.

(f)       Nothing contained in this Section 5.07 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board, after consultation with its outside counsel, failure so to disclose would be inconsistent with its fiduciary duties under applicable law or such disclosure would be necessary to comply with the Company’s obligations under federal securities laws or the rules of the NYSE; provided that any such disclosure made pursuant to clause (i) or (ii) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Board Recommendation unless the Board expressly reaffirms to the Company’s shareholders in such disclosure the Company Board Recommendation.

Section 5.08.          Preparation of the Proxy Statement.

(a)       As soon as reasonably practicable following the date of this Agreement, the Company shall prepare a preliminary proxy statement relating to the meeting of the Company’s shareholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company’s shareholders, the “Proxy Statement”) and file the Proxy Statement with the SEC.  Parent and Merger Sub shall cooperate with the Company in the preparation and filing of the Proxy Statement.  The Proxy Statement shall include a recommendation of the Board (the “Company Board Recommendation”) that its shareholders vote in favor of the Merger and this Agreement (subject to Section 5.07 hereof).  The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing.  The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable and, in any event, within five (5) business days after the Proxy Statement is cleared by the SEC.

(b)      If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable.  Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or of additional requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement.  The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by, and replies to comments of, the SEC before their being filed with, or sent to, the SEC.  Each of the Company, Parent and Merger Sub shall use its reasonable best efforts after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC.

Section 5.09.          Shareholders’ Meeting.  The Company shall, through its Board, take all action necessary, in accordance with and subject to the WBCA and its articles of incorporation and bylaws, to duly call, give notice of and convene and hold a special meeting of its shareholders not earlier than thirty (30) calendar days, but in no event later than fifty (50) calendar days, after the Proxy Statement is first mailed to shareholders, to consider and vote upon the adoption and approval of this Agreement and the Merger (such special shareholder meeting, the “Special Meeting”), provided, that such later date may be extended to the extent reasonably necessary to permit the Company to file and distribute any material amendment to the Proxy Statement as is required by applicable law.  The Company shall include in the Proxy Statement the Company Board Recommendation and the Board shall use its reasonable best efforts to obtain the approval of the Merger and this Agreement, subject to the duties of the Board to make any further disclosure to the shareholders (which shall not, unless expressly stated, constitute a withdrawal or adverse modification of such recommendation) and subject to the right to withdraw, modify or change such recommendation in accordance with Section 5.07 hereof.  Notwithstanding the foregoing, if a Change of Board Recommendation (other than a Specified Change of Board Recommendation) occurs, the Company shall not be obligated to call, give notice of, convene and hold the Special Meeting.

Section 5.10.          Notification of Certain Matters.  Parent and the Company shall use their reasonable best efforts to promptly notify each other of:  (a)  any notice or other communication from any person alleging that the Consent of such person is or may be required in connection with the transactions contemplated by this Agreement if such Consent would be material to the transactions; (b) any material notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement or regarding any violation, or alleged violation, of law; (c) any actions, suits, claims, investigations or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the best of its knowledge, threatened against or involving or otherwise affecting the Company or any of its Subsidiaries; or (d) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VI not to be satisfied; provided, however, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder.

Section 5.11.          State Takeover Laws.  If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover statute or regulation (each a “Takeover Statute”) other than those contained in Chapter 23B.19 of the WBCA is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company and their respective boards shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise act to eliminate or minimize the effects of such Takeover Statutes.

Section 5.12.          Shareholder Litigation.  The Company shall give Parent the opportunity to participate in the defense of any shareholder litigation against the Company and/or its officers or directors relating to the transactions contemplated by this Agreement.

Section 5.13.          Merger Sub.  Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.14.          Compliance with Export, Embargo and Defense Controls.  The Company shall take all actions, including the adoption of a Company-wide compliance policy that is reasonably acceptable to the Purchaser, as may be reasonably necessary to ensure that, from and after the Effective Time, the operation and governance of the Company and its Subsidiaries will comply with and be permissible under (i) the Export Administration Regulations (as set forth in 15 C.F.R. Part 730 et seq.), (ii) Executive Orders of the President and implementing regulations regarding embargoes administered by the United States Office of Foreign Assets Control under 31 C.F.R. Chapter V and (iii) the International Traffic in Arms Regulations.

Section 5.15.          CFIUS Notice.  Each of Parent and the Company shall use its reasonable best efforts to obtain as promptly as reasonably practicable a written notification issued by the Committee on Foreign Investment in the United States (“CFIUS”) that CFIUS has concluded a review of a notification voluntarily filed jointly by Parent and the Company pursuant to the requirements of the 1988 Exon-Florio provision of the Defense Production Act of 1950, as amended, and has determined not to conduct a full investigation or, if a full investigation is deemed to be required, notification that the United States government will not take action to prevent the consummation of the transactions contemplated by this Agreement (such determination or notification, the “CFIUS Notice”).

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01.          Conditions to the Obligations of Each Party.  The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

(a)       Shareholder Approval.  The shareholders of the Company shall have duly adopted this Agreement, pursuant to the requirements of the Company’s articles of incorporation and by-laws and applicable law (the “Required Shareholder Approval”).

(b)      Injunctions; Illegality.  The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making the Merger illegal.

(c)       HSR and Other Antitrust Regulatory Clearances. (i) Any applicable waiting period (or any extension thereof), filings or approvals under the HSR Act that are required in order to permit the consummation of the Merger under the HSR Act shall have expired, been terminated, been made or been obtained and (ii) any applicable waiting period (or any extension thereof), filings or approvals under any of the applicable statutes or regulations identified in Section 6.01(c)(ii) of the Company Disclosure Schedule that are required in order to permit the consummation of the Merger thereunder, or that otherwise shall have been agreed by Parent and the Company to be specified therein, shall have expired, been terminated, been made or been obtained.

(d)      Government Consents or Filings.  The Consents of Governmental Entities, including filings, if any, with Governmental Entities set forth in Section 6.01(d) of the Company Disclosure Schedule shall have been obtained or made.

Section 6.02.          Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

(a)       Performance.  The Company shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it on or prior to the Closing Date.

(b)      Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.01 (Organization and Qualification; Subsidiaries), Section 3.02 (Articles of Incorporation and By-Laws), Section 3.03 (Capitalization), Section 3.04 (Authority Relative to this Agreement), Section 3.05 (No Conflict; Required Filings and Consents) and Section 3.22 (Opinion of Financial Advisor) of this Agreement shall be true and correct in all material respects, and the representations and warranties of the Company contained in the first sentence of Section 3.17 (Absence of Certain Material Adverse Changes) shall be true and correct, in each case both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect contained in any specific representation or warranty) as of the Closing Date as if made on and as of the Closing Date, except (A) for changes contemplated or permitted by this Agreement, (B) that the accuracy of representations and warranties that by their terms speak as of another date will be determined as of such date and (C) where any failures of any such representations and warranties to be so true and correct at and as of the Closing Date, or such other date, as applicable, would not, individually or in the aggregate, have a Material Adverse Effect.  Parent shall have received a certificate of the

Company, executed by the Chief Executive Officer and Chief Financial Officer of the Company, as to the satisfaction of the conditions set forth in Sections 6.02(a) and (b).

(c)       Founder Non-Competition Agreement. No actions shall have been taken by the Founder that would constitute a breach of his obligations under the Founder Non-Competition Agreement upon its effectiveness.

(d)   Resignations. Parent shall have received evidence reasonably satisfactory to it that, effective as of the Effective Time, all of the members of the Board of Directors and officers of the Company shall have resigned from the Board of Directors of, and from their positions as officers of, the Company.

Section 6.03.          Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

(a)       Performance.  Each of Parent and the Merger Sub shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it on or prior to the Closing Date.

(b)      Representations and Warranties.  The representations and warranties of Parent and the Merger Sub contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and, to the extent not so qualified, shall be true and correct in all material respects, at and as of the Closing Date as if made at and as of such time, except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date.  The Company shall have received certificates of each of Parent and Merger Sub, executed by their respective Chief Executive Officer and Chief Financial Officer, as to the satisfaction of the conditions set forth in Sections 6.03(a) and (b).

ARTICLE VII

TERMINATION; AMENDMENTS; WAIVER

Section 7.01.          Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

(a)       by the mutual written consent of Parent and the Company;

(b)      by Parent or the Company, if the Effective Time shall not have occurred on or prior to March 20, 2008 (as extended pursuant to the following proviso, the “Initial Termination Date”); provided that if the Company does not file a Notification and Report Form, including required exhibits and schedules, relating to the Merger and the transactions contemplated by this Agreement, as required by the HSR Act within thirty (30) calendar days after the date of this Agreement, or within such longer period as may have been agreed to pursuant to Section 5.04(a), the Initial Termination Date shall be extended by the number of calendar days in excess of thirty (30) (or, if applicable, the number of days in such longer period) that elapse after the date of this Agreement prior to the date on which the Company makes such filing; provided further, that if all of the conditions set forth in Article VI have been satisfied as of the Initial Termination Date other than (x) the conditions (the “Antitrust Regulatory Conditions”) set forth in Section 6.01(b) (to the extent that the order, judgment, decree, injunction or ruling relates to a violation or alleged violation of antitrust, trade regulation or competition laws) or Section 6.01(c), (y) the last sentence of Section 6.02(b) and (z) the last sentence of Section 6.03(b), the Initial Termination Date shall be automatically extended to June 20, 2008 (except that such date shall be deemed to have been extended by the same number of days, if any, as the Initial Termination Date shall have been extended pursuant to the first proviso set forth above) (the “Extended Termination Date”) and Parent, Merger Sub or the Company shall be entitled to terminate this Agreement under this Section 7.01(b) only if the Effective Time shall not have occurred on or prior to the Extended Termination Date; provided further, that if all of the conditions set forth in Article VI have been satisfied as of the Extended Termination Date other than (1) the conditions (the “Foreign Antitrust Regulatory Conditions”) set forth in Section 6.01(b) (to the extent that the order, judgment, decree, injunction or ruling relates to a violation or alleged violation of antitrust, trade regulation or competition laws of the United Kingdom, Australia, Germany or South Africa (the “Foreign Regulatory Jurisdictions”)) or Section 6.01(c)(ii), (2) the last sentence of Section 6.02(b) and (3) the last sentence of Section 6.03(b), the Extended Termination Date shall be automatically extended to September 20, 2008 (except that such date shall be deemed to have been extended by the same number of days, if any, as the Initial Termination Date shall have been extended pursuant to the first proviso set forth above) (the “Final Termination Date”) and Parent, Merger Sub or the Company shall be entitled to terminate this Agreement under this Section 7.01(b) only if the Effective Time shall not have occurred on or prior to the Final Termination Date; provided further, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any party whose breach of the covenants set forth in Sections 5.03(a), 5.04, 5.08 or 5.09 has been the cause of, or resulted in, the failure of the Merger to be consummated by the Initial Termination Date or the Final Termination Date, as applicable;

(c)       by Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any law, order, judgment, decree, injunction or ruling or taken any other action (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger and such law, order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate pursuant to this Section 7.01(c) shall have used its reasonable best efforts to challenge such law, order, judgment, decree, injunction or ruling;

(d)      by the Company, (i) if there shall have occurred, on the part of Parent or Merger Sub, a breach of any representation, warranty, covenant or agreement contained in this Agreement that (x) would result in a failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (y) which is not curable or, if curable, is not cured within thirty (30)

calendar days after written notice of such breach is given by the Company to Parent, or (ii) if a third party, including any group, shall have made a Superior Acquisition Proposal and the Board has taken any of the actions referred to in clauses (i), (ii) or (iii) of Section 5.07(c) (but only after compliance by the Board and the Company (1) with the requirements of clauses (A) and (B) thereof and (2) with the last sentence of Section 5.07(c));

(e)       by Parent, if there shall have occurred, on the part of the Company, a breach of any representation, warranty, covenant or agreement contained in this Agreement that (x) would result in a failure of a condition set forth in Section 6.02(a) or Section 6.02(b) to be satisfied and (y) which is not curable or, if curable, is not cured within thirty (30) calendar days after written notice of such breach is given by Parent to the Company;

(f)       by Parent if the Special Meeting has been duly held and the Required Shareholder Approval referred to in Section 6.01(a) shall not have been obtained by reason of the failure to obtain the requisite vote at such Special Meeting or at any adjournment or postponement thereof; or

(g)      by Parent, if any of the following shall have occurred:  (i) the Board (or any committee thereof) shall have failed to recommend that the Company’s shareholders vote to adopt this Agreement and approve the Merger; (ii) a Change of Board Recommendation; (iii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the Board has determined and believes that the Merger is in the best interests of the Company’s shareholders; (iv) the Company shall have entered into any Acquisition Agreement relating to any Acquisition Proposal or there shall have been consummated a transaction with respect to an Acquisition Proposal; (v) a tender or exchange offer relating to Shares shall have been commenced and the Company shall not have published or sent to its shareholders, on or before the later of: (x) one business day following the expiration of any outstanding five business-day period for receipt of a Revised Acquisition Proposal pursuant to Section 5.07(c) or (y) fifteen business days after the commencement of such tender or exchange offer, a statement disclosing that the Board recommends rejection of such tender or exchange offer; or (vi) the Board shall have recommended acceptance of a third party tender or exchange offer relating to Shares; provided that any termination pursuant to clause (i) or (ii) above shall have occurred prior to the Special Meeting.

Section 7.02.          Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its respective former, current or future general or limited partners, managers, members, directors, officers or shareholders, affiliates or agents, other than pursuant to the provisions of this Section 7.02, Section 7.03, Article VIII (excluding Section 8.01 and Section 8.11) and the confidentiality obligations set forth in Section 5.02, which shall survive any such termination.  Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement.

Section 7.03.          Fees and Expenses.

(a)       Whether or not the Merger is consummated, except as otherwise provided herein, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)      In the event that (x) the Company shall have terminated this Agreement pursuant to Section 7.01(d)(ii), (y) Parent shall have terminated this Agreement pursuant to Section 7.01(g) or (z) Parent shall have terminated this Agreement pursuant to Section 7.01(f) and, after the date of this Agreement but prior to the date of the Special Meeting, any person (other than Parent, Merger Sub or their respective affiliates) has made to the Company an Acquisition Proposal or shall have publicly announced an intention (whether or not conditional) to make a proposal or offer relating to an Acquisition Proposal and, within twelve (12) months following such termination, the Company or any of its Subsidiaries, directly or indirectly, (i) enters into a definitive agreement for an Acquisition Proposal with any person who has made an Acquisition Proposal or any affiliate of such person between the date of this Agreement and the date of such termination or (ii) consummates a transaction with respect to an Acquisition Proposal with any person, then the Company shall promptly (and, in any event, within three business days after the later of such termination by Parent, the execution of a definitive agreement for an Acquisition Proposal or the consummation of such Acquisition Proposal, as applicable, or in the case of such termination by the Company, immediately upon such termination) pay to Parent a termination fee of $69 million (the “Parent Termination Fee”).  The Company shall not withhold any amount from the Parent Termination Fee so long as Parent shall have delivered to the Company a duly signed and completed IRS Form W-8BEN (or any successor form thereto) claiming its entitlement as a resident of Italy to an exemption from U.S. federal withholding tax with respect to the Parent Termination Fee pursuant to the income tax treaty between Italy and the United States. The Parent Termination Fee shall be payable by wire transfer of immediately available funds.

(c)       In the event that this Agreement is terminated pursuant to Section 7.01(b) or Section 7.01(c) as a result of the failure to satisfy the Antitrust Regulatory Conditions and provided that the condition set forth in Section 6.01(a) and all conditions to the obligations of Parent and Merger Sub set forth in Section 6.02 have been satisfied on the date this Agreement is terminated (other than the conditions set forth in the last sentence of Section 6.02(b)), Merger Sub shall, and Parent shall cause Merger Sub to, promptly (and, in any event, within three business days after such termination) pay to the Company $80 million (the “Termination and Expense Reimbursement Fee”) as promptly as practicable following such termination of this Agreement.  The Termination and Expense Reimbursement Fee shall be payable by wire transfer of immediately available funds.  The Termination and Expense Reimbursement Fee shall be unconditionally guaranteed by Parent pursuant to that certain Guarantee, in the form attached hereto as Exhibit D, executed and delivered by it concurrently herewith.

(d)      The parties hereto agree that the provisions contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as set forth in Sections 7.03(b) and (c) of this

Agreement are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Sections 7.03(b) and (c) hereof are reasonable forecasts of the actual damages which may be incurred by the parties under such circumstances. The amounts payable pursuant to Sections 7.03(b) and (c) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event of termination of this Agreement on the bases specified in such Sections. If either party fails to pay to the other party any amounts due under Sections 7.03(b) and (c) in accordance with the terms hereof, the breaching party shall pay the costs and expenses (including legal fees and expenses) of the other party in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

(e)       Any amounts not paid when due pursuant to this Section 7.03 shall bear interest from the date such payment is due until the date paid at a rate equal to the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

Section 7.04.          Amendment.  This Agreement may be amended by the Company, Parent and Merger Sub at any time prior to the Effective Time, whether before or after any approval of this Agreement by the shareholders of the Company, but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Company’s shareholders hereunder without the approval of such shareholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

Section 7.05.          Extension; Waiver.  Subject to the express limitations herein, at any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) unless prohibited by applicable laws, waive compliance with any of the covenants or conditions contained in this Agreement.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.          Non-Survival of Representations and Warranties.  The representations and warranties made in this Agreement shall not survive beyond the Effective Time.  Notwithstanding the foregoing, the agreements set forth in Section 1.09, Section 1.10, Section 2.01, Section 5.03(c), Section 5.06 and this Article VIII shall survive the Effective Time for the applicable statute of limitations (except to the extent a shorter period of time is explicitly specified therein).

Section 8.02.          Entire Agreement; Assignment.

(a)       This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreements constitutes the entire agreement and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter hereof and thereof.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties.

(b)      Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment not permitted under this Section 8.02(b) will be null and void ab initio.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.03.          Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

Section 8.04.          Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

If to Parent or Merger Sub:

Luxottica Group S.p.A.

Via C. Cantù 2
20123 Milan, Italy
Facsimile:  011 39 02 8699 6550
Attention:  Enrico Cavatorta,
                  Chief Financial Officer

with a copy to:

Winston & Strawn LLP
200 Park Avenue
New York, New York  10166
Facsimile:  212 294 4700
Attention:  Jonathan Goldstein

If to the Company:

Oakley, Inc.
One Icon
Foothill Ranch, California 92610
Facsimile:  949 454 0394
Attention:  Cos Lykos,
                  Vice President of Business Development

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Suite 3400
Los Angeles, California  90071
Facsimile:  213 687 5600
Attention:  Jerome L. Coben and Jeffrey H. Cohen

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

Section 8.05.          Governing Law; Jurisdiction.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except that the laws of the State of Washington shall govern the provisions of Sections 1.01 through 1.09, 5.06(a) and (c), 5.07 and 5.09 hereof to the extent that such provisions are specifically applicable to the Merger, its authorization and the fiduciary duties of directors of the Company relating thereto. In furtherance of the foregoing, and subject to the exception set forth in the preceding sentence, the internal law of the State of New York shall control the interpretation and construction of this Agreement, even if, under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction ordinarily would apply.

(b)      Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York or any New York State court located in New York County, State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction, venue and process.

Section 8.06.          Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

Section 8.07.          Descriptive Headings, etc.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  All references herein to “Articles,” “Sections” and “Paragraphs” shall refer to corresponding provisions of this Agreement unless otherwise expressly noted.

Section 8.08.          Counterparts; Effectiveness.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party.  In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

Section 8.09.          Parties in Interest; No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and, except as set forth in Sections 5.06(a), (b) and (c), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.10.          Certain Definitions.  Certain terms used in this Agreement are defined as follows:

(a)       the term “affiliate,” as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise, and a person shall be deemed to control another person if the controlling person owns 25% or more of any class of voting securities (or other ownership interest) of the controlled person;

(b)      the term “business day” shall mean each day other than a Saturday, Sunday or a day on which commercial banks and national stock exchanges located in New York, New York, or Milan, Italy are closed or authorized by law to close;

(c)       the term “Lien” shall mean a lien, claim, option, charge, security interest or encumbrance (other than licenses or other agreements related to Intellectual Property which are not intended to secure an obligation); and

(d)      the term “person” shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

Section 8.11.          Specific Performance.  The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, except as otherwise provided in Section 7.03(d).

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

LUXOTTICA GROUP S.P.A.

By:	/s/ ANDREA GUERRA
	Name:	Andrea Guerra
	Title:	Chief Executive Officer

NORMA ACQUISITION CORP.

By:	/s/ ENRICO CAVATORTA
	Name:	Enrico Cavatorta
	Title:	President

OAKLEY, INC.

By:	/s/ D. SCOTT OLIVET
	Name:	D. Scott Olivet
	Title:	Chief Executive Officer

Schedule 6.01(c)(ii)

Antitrust and Competition Law Clearances

The applicable anti-trust, competition or other similar laws or regulations of:

1.     Australia

2.     Germany

3.     South Africa

4.     United Kingdom

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

OAKLEY, INC.

Article I

The name of the Corporation is Oakley, Inc. (the “Corporation”).

Article II

1.             The Corporation shall have authority to issue one thousand (1,000) shares of common stock, each having a par value of one penny ($.01) (the “Common Stock”).

2.             The shares of the Common Stock of this Corporation may be issued by the Corporation from time to time for such consideration as from time to time may be fixed by the Board of Directors of the Corporation; and all issued shares of the Common Stock of the Corporation shall be deemed fully paid and non-assessable.

Article III

The street address of the registered office of the Corporation in the State of Washington is 925 Fourth Avenue, Suite 2900, Seattle, Washington 98104-1158 and the name of the registered agent of the Corporation at such address is PTSGE Corp.

Article IV

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except for:

a.             Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

b.             Conduct violating RCW 23B.08.310 of the Washington Business Corporation Act, as amended from time to time (the “Act”)(which involves certain distributions by the Corporation);

c.              Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. The provisions of this Article IV shall be deemed to be a contract with each director and officer of the Corporation who serves as such at any time while such provisions are in effect, and each director and officer entitled to the benefits hereof shall be deemed to be serving as such in reliance on the provisions of this Article IV. Any repeal or modification of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Article V

1.             The Corporation shall indemnify its directors and officers to the full extent permitted by applicable law. The Corporation shall advance expenses for such persons pursuant to the terms set forth in the Bylaws.

2.             The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions, contracts or further indemnification and expense advancement arrangements implementing these provisions as may be permitted by law, including the purchase and maintenance of insurance. Such Bylaws, resolutions, contracts or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

3.             No amendment or repeal of this Article V shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Article VI

1.             The number of directors of the Corporation shall be specified in the Bylaws, and such number may from time to time be increased or decreased in such manner as may be prescribed in the Bylaws.

2.             Any director or the entire Board of Directors may be removed from office at any time, at a duly called meeting of shareholders, by the affirmative vote of shareholders which satisfied the requirements of Article IX applicable to amendment, modification, or repeal of these Articles.

3.             Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the directors then in office, though less than a quorum, by the sole remaining director or by action of the shareholders. All directors elected to fill vacancies shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires and until his or her successor shall have been elected qualified. No decrease in the number of directors constituting the Board of Directors shall shorten or eliminate the term of any incumbent director.

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Article VII

1.             Any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting or a vote if either: (i) the action is taken by written consent of all shareholders entitled to vote on the action; or (ii) for so long as the Corporation is not a public company, the action is taken by written consent of shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted.

2.             To the extent that the Act requires prior notice of any such action to be given to nonconsenting or nonvoting shareholders, such notice shall be given at least one (1) day prior to the date on which the action becomes effective (or such longer period as required by law, in the case of a significant business transaction under RCW 23B.19.020(15)). The form of notice shall be sufficient to apprise the nonconsenting or nonvoting shareholder of the nature of the action to be effected in a manner approved by the Board of Directors or by the committee or officers to whom the Board of Directors has delegated that responsibility.

3.             Unless these Articles of Incorporation provide for a greater voting requirement for any voting group of shareholders, the affirmative vote or written consent of a majority of all of the votes entitled to be cast by a voting group shall be sufficient, valid and effective to approve and authorize any acts of the Corporation that, under the Act, would otherwise require the approval of two-thirds (2/3) of all of the votes entitled to be cast, including, without limitation: (i) an amendment to these Articles of Incorporation; (ii) the merger of the Corporation into another corporation or the merger of one or more other corporations into the Corporation; (iii) the acquisition by another corporation of all of the outstanding shares of one or more classes or series of capital stock of the Corporation; (iv) the sale, lease, exchange or other disposition by the Corporation of all or substantially all of its property otherwise than in the usual and regular course of business; or (v) the dissolution of the Corporation.

4.             No class or series of shares shall be entitled to vote as a voting group on the matters set forth in subsections 1(a), (e) or (f) of RCW 23B.10.040, or any successor provisions thereto.  No class or series of shares shall be entitled to vote as a voting group on a merger or share exchange as otherwise provided for in RCW 23B.11.035, or any successor provision thereto.

5.             In furtherance and not in limitation of the powers conferred by the Act, the Board of Directors is expressly authorized to make, adopt, repeal, alter, amenda and rescind the Bylaws of the Corporation by a resolution adopted by a majority of the directors. The shareholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation as set forth therein.

6.             Special meetings of the shareholders of the Corporation for any purpose may be called at any time by the Board of Directors or an authorized committee of the Board of Directors, or by written demand to the Corporation’s Secretary by shareholders representing at least ten percent (10%) of the shares entitled to vote on any issue proposed to be considered at such proposed special meeting.

7.             For purposes of these Articles, the following capitalized terms shall have the meaning

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set forth below. “Subsidiary” means any Corporation or other entity of which a majority of the voting power of the capital shares entitled to vote generally in the election of Directors is owned, directly or indirectly, by the Corporation. “Voting Shares” shall mean all Common Stock and any other shares entitled to vote for the election of directors as of the date on which a determination of the number of outstanding Voting Shares is being made under these Articles of Incorporation.

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EXHIBIT B

AMENDED AND RESTATED BYLAWS

OF

OAKLEY, INC.

ARTICLE I

SHAREHOLDERS

Section 1.               Annual Meeting. An annual meeting of the shareholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year on the date and at the time determined by the Board of Directors. The failure to hold an annual meeting at the time stated in these Bylaws does not affect the validity of any corporate action.

Section 2.               Special Meetings. Except as otherwise provided by law, special meetings of shareholders of this Corporation shall be held whenever called by the Board of Directors or an authorized committee of the Board of Directors in accordance with the provisions of these Bylaws.

Section 3.               Place of Meetings. Meeting of shareholders shall be held at such place within or without the State of Washington as determined by the Board of Directors, pursuant to proper notice.

Section 4.               Notice. Written notice of each shareholders’ meeting stating the date, time, and place and, in case of a special meeting, the purpose(s) for which such meeting is called, shall be given by the Corporation not less than ten (10) (unless a greater period of notice is required by law in a particular case) nor more than sixty (60) days prior to the date of the meeting, to each shareholder of record entitled to vote at such meeting unless required by law to send notice to all shareholders regardless of whether or not such shareholders are entitled to vote, to the shareholder’s address as it appears on the current record of shareholders of this Corporation.

Section 5.               Waiver of Notice. A shareholder may waive any notice required to be given by these Bylaws, the Articles of Incorporation of this Corporation, as amended and restated from time to time (the “Articles of Incorporation”), or the Washington Business Corporation Act, as amended from time to time (the “Act”), before or after the meeting that is the subject of such notice. A valid waiver is created by any of the following three methods: (a) in writing, signed by the shareholder entitled to the notice and delivered to the Corporation for inclusion in its corporate records; (b) attendance at the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting; or (c) as to the consideration of a particular matter that is not within the purpose or purposes described in the meeting notice, the shareholders’ failure to object at the time of presentation of such matter for consideration.

Section 6.               Quorum of Shareholders. At any meeting of the shareholders, holders of a majority of the votes of all the shares entitled to vote on a matter, represented by shareholders of record in person or by proxy, shall constitute a quorum.

Once a share is represented at a meeting, other than to object to holding the meeting or transacting business, it is deemed to be present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for the adjourned meeting. At such reconvened meeting, any business may be transacted that might have been transacted at the meeting as originally noticed.

Section 7.               Proxies. Shareholders of record may vote at any meeting either in person or by proxy executed in writing. A proxy is effective when received by the Secretary of the Corporation or another officer or agent of the Corporation authorized to tabulate votes for the Corporation. A proxy is valid for eleven (11) months unless a longer period is expressly provided in the proxy.

Section 8.               Voting. Subject to the provisions of the laws of the State of Washington, and unless otherwise provided in the Articles of Incorporation, each outstanding share is entitled to one (1) vote on each matter voted on at a shareholders’ meeting, with all shares voting together as a single class.

Section 9.               Action by shareholders.  Except as otherwise provided for in the Articles of Incorporation of the Corporation and if a quorum exists, the affirmative vote of a majority of all of the votes cast by a voting group shall be sufficient, valid and effective to approve and authorize any acts of the Corporation that, under the Act, would otherwise require the approval of two-thirds (2/3) of all of the votes entitled to be cast, including, without limitation: (i) an amendment to the Articles of Incorporation; (ii) the merger of the Corporation into another corporation or the merger of one or more other corporations into the Corporation; (iii) the acquisition by another corporation of all of the outstanding shares of one or more classes or series of capital stock of the Corporation; (iv) the sale, lease, exchange or other disposition by the Corporation of all or substantially all of its property otherwise than in the usual and regular course of business; or (v) the dissolution of the Corporation.

Section 10.             Adjournment. A majority of the shares represented at the meeting, even if less than a quorum, may adjourn any meeting of the shareholders from time to time. At a reconvened meeting at which a quorum is present, any business may be transacted at the meeting as originally noticed. If a meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if a new date, time or place is announced at the meeting before adjournment; however, if a new record date of the adjourned meeting is or must be fixed in accordance with the corporate laws of the State of Washington, notice of the adjourned meeting must be given to persons who are shareholders as of the new record date.

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Section 11.              Advance Notice Requirements for Shareholder Proposals and Director Nominations. Any shareholder seeking to bring business before or to nominate a director or directors at any meeting of shareholders, must provide written notice thereof in accordance with this Section 11 The notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than (i) with respect to an annual meeting of shareholders, one hundred twenty (120) calendar days in advance of the date that the Corporation’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, except that if no annual meeting of shareholders was held in the previous year or if the date of the annual meeting has been changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year’s proxy statement, such notice must be received by the Corporation a reasonable time before the Corporation’s proxy statement is to be released, and (ii) with respect to a special meeting of shareholders, a reasonable time before the Corporation’s proxy statement is to be released.  The Board of Directors may waive this advance notice requirement at its discretion, and shall be deemed to have so waived such notice requirement if it does not object to a shareholder proposal or director nomination presented without adequate notice at the time it is made.

ARTICLE II

BOARD OF DIRECTORS

Section 1.                Powers of Directors. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors, except as otherwise provided by the Articles of  Incorporation.

Section 2.                Number and Qualifications.  The number of directors shall be fixed from time to time by resolution of a majority of the Board of Directors or by action of the shareholders taken in accordance with Article I, Section 9 of these Bylaws.  Directors must have reached the age of majority.  Until modified in accordance with the provisions of these Bylaws, the Board of Directors shall consist of three (3) directors.

Section 3.                Election - Term of Office. Except as otherwise provided in these Bylaws, the Board of Directors shall be elected by the shareholders at the annual meeting of shareholders. Nominations of candidates for election as directors at an annual meeting of shareholders may only be made (a) by, or at the direction of, the Board of Directors or (b) by any shareholder of the Corporation who is entitled to vote at the meeting and who complies with the procedures set forth in Article I, Section 11 of these Bylaws.  Each director shall hold office for the term for which elected and until his or her successor shall have been elected and qualified. If, for any reason, the directors shall not have been elected at the designated annual meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by these Bylaws.

Section 4.                Regular Meetings. Regular meetings of the Board of Directors shall be held immediately following each annual meeting of shareholders and at such other

3

times and at such places as the Board may determine, and no notice thereof need be given.

Section 5.               Special Meetings. Special meetings of the Board of Directors may be held at any time, whenever called by the Chairman of the Board, President or Chief Executive Officer, with notice thereof being given to each director by the officer calling or directed to call the meeting.

Section 6.               Notice. No notice is required for regular meetings of the Board of Directors. Notice of special meetings of the Board of Directors, stating the date, time, and place thereof, shall be given, where practicable, at least two (2) days prior to the date of the meeting. The purpose of the meeting need not be given in the notice. Such notice shall be given in the manner provided by Section 3 of Article III of these Bylaws.

Section 7.               Waiver of Notice. A director may waive notice of a special meeting of the Board either before or after the meeting, and such waiver shall be deemed to be the equivalent of giving notice. Attendance of a director at a meeting shall constitute waiver of notice of that meeting unless said director, at the beginning of the meeting, or promptly upon such director’s arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting. Any waiver by a non-attending director must be in writing, signed by the director entitled to the notice and delivered to the Corporation for inclusion in its corporate records.

Section 8.               Quorum of Directors. A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business. When a quorum is present at any meeting, a majority of the members present thereat shall decide any question brought before such meeting, except as otherwise provided by the Articles of Incorporation or by these Bylaws.

Section 9.               Adjournment. A majority of the directors present, even if less than a quorum, may adjourn a meeting and continue it to a later time.  Notice of the adjourned meeting or of the business to be transacted thereat, other than by announcement, shall not be necessary. At any adjourned meeting at which a quorum is present, any business may be transacted which could have been transacted at the meeting as originally called.

Section 10.             Resignation and Removal. Any director of this Corporation may resign at any time by giving written notice to the Board of Directors, its Chairman, or the President or Secretary of this Corporation. Any such resignation is effective when the notice is delivered, unless the notice specifies a later effective date. A director, any class of directors, or the entire Board of Directors may be removed as prescribed in the Articles of Incorporation.

Section 11.             Vacancies. Unless otherwise provided by law, vacancies in the Board of Directors shall be filled by a majority of the directors then in office, though less than a quorum, by the sole remaining director or by action of the shareholders taken in accordance with Article I, Section 9 of these Bylaws.

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Section 12.             Compensation. By resolution of the Board of Directors, each director may be paid expenses, if any, of attendance at each meeting of the Board of Directors (and each meeting of any committees thereof), and may be paid a stated salary as director, or a fixed sum for attendance at each meeting of the Board of Directors (and each meeting of any committee thereof), or both. No such payment shall preclude any director from serving this Corporation in any other capacity and receiving compensation therefor.

Section 13.             Presumption of Assent. A director of this Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless:

a.               The director objects at the beginning of the meeting, or promptly upon the director’s arrival, to holding it or transacting business at the meeting;

b.              The director’s dissent or abstention from the action taken is entered in the minutes of the meeting; or

c.             The director delivers written notice of dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation within a reasonable time after adjournment.

The right of dissent or abstention is not available to a director who votes in favor of the action taken.

Section 14.             Committees of the Board of Directors. The Board of Directors is expressly authorized to create one or more committees of directors in accordance with the provisions of Section 23B.08.250 of the Act. Each committee must have two or more members, who serve at the pleasure of the Board of Directors. The creation of a committee and appointment of members to it must be approved by a majority of all the directors in office when such action is taken or such other number of directors as may be required by Section 23B.08.250(2) of the Act. To the extent specified by the Board of Directors or in the Articles of Incorporation or these Bylaws, each committee may exercise the authority of the Board of Directors under Section 23B.08.010 of the Act; provided, however, a committee may not: (a) authorize or approve a distribution except according to a general formula or method prescribed by the Board of Directors, (b) approve or propose to shareholders action that is required by the Act to be approved by shareholders; (c) fill vacancies on the Board of Directors or on any of its committees, (d) amend the Articles of Incorporation pursuant to Section 23B.10.020 of the Act, (e) adopt, amend or repeal these Bylaws, (f) approve a plan of merger not requiring shareholder approval, or (g) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except that, in the case of this cause (g), the Board of Directors may authorize a committee, or a senior executive officer of the Corporation, to do so within limits specifically prescribed by the Board of Directors.

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ARTICLE III

SPECIAL MEASURES APPLYING TO
SHAREHOLDER AND/OR DIRECTOR ACTIONS

Section 1.           Action by Written Consent. Any action required or permitted to be taken at an annual, regular or special meeting of the shareholders or the Board of Directors may be accomplished without a meeting if the action is taken by all the shareholders entitled to vote thereon, or all the members of the Board, as the case may be.  Unless otherwise prohibited by the Articles of Incorporation, action may also be taken by less than unanimous consent where such consent has been signed by, as the case may be, shareholders representing not less than the number of shares otherwise necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted, or by the majority (or such other number as may otherwise be required by the Articles of Incorporation or these Bylaws for authorizing such action) of the members of the Board of Directors.  An action taken by unanimous or less than unanimous consent must be evidenced by one or more written consents describing the action taken, signed by the number of shareholders or directors required above, as the case may be, either before or after the action is taken, and delivered to the Corporation for inclusion in the minutes or filing with the Corporation’s records.

Action taken by written consent of the shareholders is effective when all consents are in the possession of the Corporation, unless the consent specifies a later effective date. Action taken by written consent of the Board of Directors is effective when the last director signs the consent, unless the consent specifies a later effective date.

Section 2.             Telephonic Meeting. Meetings of the shareholders and Board of Directors may be effectuated by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other during the meeting. Participation by such means shall constitute presence in person at such meeting.

Section 3.             Oral and Written Notice. Oral notice of a meeting of the Board of Directors may be communicated in person or by telephone, email, wire or wireless equipment that does not transmit a facsimile of the notice. Oral notice is effective when communicated.

Written notice may be transmitted by mail, reputable overnight or express delivery service, or personal delivery; telegraph or teletype; or telephone, email, wire, or wireless equipment that transmits a facsimile of the notice. Written notice is effective at the earliest of the following:

a.          when dispatched by telegraph, teletype or facsimile equipment, if such notice is sent to the person’s address, telephone number or other number appearing on the records of the Corporation;

b.         when received;

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c.           five (5) days after its deposit in the U.S. mail if mailed with first class postage;

d.           the day of delivery as shown on the delivery receipt or acknowledgment if delivered by reputable overnight or express delivery service; or

e.             on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee.

ARTICLE IV

OFFICERS

Section 1.               Positions.  The officers of the Corporation shall be a Chief Executive Officer, President and a Secretary.  In addition, the Board of Directors may appoint a Chairman of the Board of Directors, Vice Chairman of the Board of Directors, a Chief Financial Officer, one or more Vice Presidents and such other officers and assistant officers to perform such duties as from time to time it may deem appropriate. The Board of Directors may also delegate to any other officer or officers of the Corporation the power to choose such other officers and assistant officers and to prescribe their respective duties and powers. No officer need be a shareholder or a director of this Corporation. Any two or more offices may be held by the same person.

Section 2.               Appointment and Term of Office. The officers of this Corporation shall be appointed annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders. If officers are not appointed at such meeting, such appointment shall occur as soon as possible thereafter. Each officer shall hold office until a successor shall have been appointed and qualified or until said officer’s earlier death, resignation or removal.

Section 3.               Powers and Duties. If the Board of Directors appoints persons to fill the following officer positions, such officer shall have the powers and duties, as the Board of Directors in its sole discretion may amend from time to time, set forth below:

a.           Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of the shareholders and of the Board of Directors. The Chairman of the Board of Directors shall possess the same power as the Chief Executive Officer and the President to sign all bonds, deeds, mortgages and any other agreements, and such signature shall be sufficient to bind this Corporation. The Chairman of the Board of Directors shall, subject to the direction and control of the Board of Directors, have general supervision of the business of the Corporation. The Chairman of the Board of Directors shall also perform such other duties as the Board of Directors shall designate.

b.           Vice Chairman of the Board of Directors. The Vice Chairman of the Board of Directors shall possess the same power as the Chief Executive Officer and the

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President to sign all bonds, deeds, mortgages and any other agreements, and such signature shall be sufficient to bind this Corporation. Unless the Chairman of the Board of Directors has been appointed and is present, the Vice Chairman of the Board of Directors shall preside at meetings of the shareholders and the Board of Directors. The Vice Chairman of the Board of Directors shall also perform such other duties as the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer shall designate.

c.             Chief Executive Officer. The Chief Executive Officer shall, together with the Chairman of the Board of Directors, if any, and subject to the direction and control of the Board of Directors, have general supervision of the business of the Corporation. The Chief Executive Officer shall, in the absence of the Chairman of the Board of Directors and the Vice Chairman of the Board of Directors, if any, preside at all meetings of the shareholders and the Board of Directors.

The Chief Executive Officer may sign all bonds, deeds, mortgages, and any other agreements, and such signature shall be sufficient to bind this Corporation. The Chief Executive Officer shall perform such other duties as the Board of Directors or the Chairman of the Board of Directors, if any, shall designate.

d.             President. The President shall possess the power to sign all bonds, deeds, mortgages and any other agreements, and such signatures shall be sufficient to bind this Corporation. The President shall perform such other duties as the Board of Directors, the Chairman of the Board of Directors, if any, or the Chief Executive Officer shall designate.

e.          Chief Operating Officer. The Chief Operating Officer shall possess the same power as the President and the Chief Executive Officer to sign all bonds, deeds, mortgages and any other agreements, and such signature shall be sufficient to bind this Corporation. The Chief Operating Officer shall also perform such other duties as the Board of Directors, the Chairman of the Board of Directors, if any, or the Chief Executive Officer shall designate.

f.           Vice Presidents. Each Vice President shall have such powers and discharge such duties as may be assigned from time to time to such Vice President by the Board of Directors, the Chairman of the Board of Directors, if any, the Chief Executive Officer or the President. The Board of Directors may select a specific title for a Vice President of this Corporation which such title shall include the words “Vice President” together with such other term or terms which may generally indicate such Vice President’s rank and/or duties. During the absence or disability of the Chairman of the Board of Directors (if one has been elected), the Chief Executive Officer and the President, the Vice President (or in the event that there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors) shall exercise all functions of the Chairman of the Board of Directors, if any, the Chief Executive Officer and the President, except as limited by resolution of the Board of Directors.

g.          Secretary. The Secretary shall:

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(1)           Prepare minutes of the directors’ and shareholders’ meetings and keep them in one or more books provided for that purpose;

(2)           Authenticate records of the Corporation;

(3)           See that all notices are duly given in accordance with the provisions of these Bylaws or as required by law;

(4)           Be custodian of the corporate records and of the seal of the Corporation (if any), and affix the seal of the Corporation to all documents as may be required;

(5)           Keep a register of the post office address of each shareholder which shall be furnished to the Secretary by such shareholder;

(6)           Sign, with the Chairman of the Board of Directors, if any, the President, the Chief Executive Officer or a Vice President, certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors;

(7)           Have general charge of the stock transfer books of the Corporation; and

(8)           In general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Board of Directors, the Chairman of the Board of Directors, if any, the President or the Chief Executive Officer.  In the Secretary’s absence, the Board of Directors may appoint an assistant secretary to perform the Secretary’s duties.

h.           Chief Financial Officer. The Chief Financial Officer shall have custody of the funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements of the Corporation in books belonging to the Corporation and shall deposit all moneys and other valuable effects of the Corporation in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Chief Financial Officer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chairman of the Board of Directors, if any, the President, the Chief Executive Officer and the Board of Directors at its regular meetings, or when the Chairman of the Board of Directors, if any, the President, the Chief Executive Officer or the Board of Directors so requires, an account of all of his or her transactions as Chief Financial Officer and of the financial condition of the Corporation. If required by the Board of Directors, the Chief Financial Officer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

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Section 4.               Salaries and Contract Rights. The Salaries, if any, of the officers shall be fixed from time to time by the Board of Directors. The appointment of an officer shall not of itself create a contract right.

Section 5.               Resignation or Removal. Any officer of this Corporation may resign at any time by giving written notice to the Board of Directors. Any such resignation is effective when the notice is delivered, unless the notice specifies a later date, and shall be without prejudice to the contract rights, if any, of such officer.

The Board of Directors, by majority vote, may remove any officer or agent appointed by it, with or without cause. The removal shall be without prejudice  to the contract rights, if any, of the person so removed.

Section 6.               Vacancies. If any office becomes vacant by any reason, the directors may appoint a successor or successors who shall hold office for the unexpired term.

ARTICLE V

CERTIFICATES OF SHARES AND THEIR TRANSFER;

UNCERTIFICATED SHARES

Section 1.               Issuance of Shares.  No shares of this Corporation shall be issued unless authorized by the Board of Directors.  Such authorization shall include the maximum number of shares to be issued and the consideration to be received.  A good faith determination by the Board that the consideration received or to be received for the shares to be issued is adequate is conclusive insofar as the adequacy of consideration relates to whether the shares are validly issued, fully paid and nonassessable.

Section 2.               Issuance of Certificated Shares. Unless the Board of Directors determines that the Corporation’s shares are to be uncertificated, certificates for shares of the Corporation shall be in such form as is consistent with the provisions of the Act. The certificate shall be signed by original or facsimile signature of two officers of the Corporation, and the seal of the Corporation may be affixed thereto.

Section 3.               Transfer of Certificated Stock. Certificated shares of stock may be transferred by delivery of the certificate accompanied by either an assignment in writing on the back of the certificate or by a written power of attorney to assign and transfer the same on the books of the Corporation, signed by the record holder of the certificate. Shares shall be transferable on the books of this Corporation, upon surrender thereof so assigned or endorsed.

Section 4.               Loss or Destruction of Certificates. In case of the loss, mutilation or destruction of a certificate of stock, a duplicate certificate may be issued upon such terms as the Board of Directors shall prescribe.

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Section 5.               Issuance of Uncertificated Shares. The Board of Directors may authorize the issue of some or all of the shares of any or all of the Corporation’s classes or series of stock without certificates; provided, however, that such authorization shall not affect shares already represented by certificates until they are surrendered to the Corporation. Within a reasonable time after the issue or transfer of shares without certificates, the Corporation shall send the shareholders, a written statement of the information required on certificates by the Act. Said statement shall be informational to the shareholder and not incontrovertible evidence of stock ownership.

The statement shall be signed by original or facsimile signature of two officers of the Corporation, and the seal of the Corporation may be affixed thereto.

Section 6.               Transfer of Uncertificated Stock. Transfer of uncertificated shares of stock may be accomplished by delivery of an assignment in writing or by a written power of attorney to assign and transfer the same on the books of the Corporation, signed by the record holder of the shares. Surrender of the written statement shall not be a requirement for transfer of the shares so represented.

Section 7.               Record Date and Transfer Books. For the purpose of determining shareholders who are entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a record date for any such determination of shareholders, such date in any case to be not more than seventy (70) days and, in case of a meeting of shareholders, not less than ten (10) days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken.

If no record date is fixed for such purposes, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders.

When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned more than one hundred twenty (120) days after the date fixed for the original meeting.

Section 8.               Voting Record. The officer or agent having charge of the stock transfer books for shares of this Corporation shall make at least ten (10) days before each meeting of shareholders a complete record of the shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each. Such record shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof.

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ARTICLE VI

BOOKS AND RECORDS

Section 1.               Books of Accounts, Minutes and Share Register. The Corporation:

a.             Shall keep as permanent records minutes of all meetings of its shareholders and Board of Directors, a record of all actions taken by the shareholders or Board of Directors without a meeting, and a record of all actions taken by a committee of the Board of Directors exercising the authority of the Board of Directors on behalf of the Corporation;

b.             Shall maintain appropriate accounting records;

c.             Or its agent shall maintain a record of its shareholders, in a format that permits preparation of a list of the names and addresses of all shareholders, in alphabetical order by class of shares showing the number and class of shares held by each; and

d.         Shall keep a copy of the following records at its principal office:

(1)           The Articles of Incorporation;

(2)           The Bylaws or Restated Bylaws and all amendments to them currently in effect;

(3)           The minutes of all shareholders’ meetings, and records of all actions taken by shareholders without a meeting, for the past three (3) years;

(4)           Its financial statements for the past three (3) years, including balance sheets showing in reasonable detail the financial condition of the Corporation as of the close of each fiscal year, and an income statement showing the results of its operations during each fiscal year;

(5)           All written communications to shareholders generally within the past three (3) years;

(6)           A list of the names and business addresses of its current directors and officers; and

(7)           Its most recent annual report delivered to the Secretary of Sate of Washington.

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Section 2.               Copies of Resolutions. Any person dealing with the Corporation may rely upon a copy of any of the records of the proceedings, resolutions or votes of the Board of Directors or shareholders, when certified by the President or Secretary.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Section 1.               Indemnification Rights of Directors, Officers, Employees and Agents. The Corporation shall indemnify its directors and officers and may indemnify its employees and agents (each an “Indemnified Party”) to the full extent permitted by the Act or other applicable law, as then in effect, and the Articles of Incorporation, against liability arising out of a proceeding to which each such Indemnified Party was made a party because the Indemnified Party is or was a director, officer, employee or agent of the Corporation. The Corporation shall advance expenses incurred by each such Indemnified Party who is a party to a proceeding in advance of final disposition of the proceeding, as provided by applicable law, the Articles of Incorporation or by written agreement, which written agreement may allow any required determinations to be made by any appropriate person or body consisting of a member or members of the Board of Directors, or any other person or body appointed by the Board of Directors, who is not a party to the particular claim for which an Indemnified Party is seeking indemnification, or independent legal counsel.

The Corporation is not obligated to indemnify an Indemnified Party for any amounts paid in settlement of any proceeding without the Corporation’s prior written consent to such settlement and payment. The Corporation shall not settle any proceeding in any manner which would impose any penalty or limitation on an Indemnified Party without such Indemnified Party’s prior written consent. Neither the Corporation nor an Indemnified Party may unreasonably withhold its consent to a proposed settlement.

Section 2.                Contract and Related Rights.

a.           Contract Rights. The right of an Indemnified Party to indemnification and advancement of expenses is a contract right upon which the Indemnified Party shall be presumed to have relied in determining to serve or to continue to serve in his or her capacity with the Corporation. Such right shall continue as long as the Indemnified Party shall be subject to any possible proceeding. Any amendment to or repeal of this Article shall not adversely affect any right or protection of an Indemnified Party with respect to any acts or omissions of such Indemnified Party occurring prior to such amendment or repeal.

b.           Optional Insurance, Contracts and Funding.  The Corporation may:

(1)           Maintain insurance, at its expense, to protect itself and any Indemnified Party against any liability, whether or not the Corporation would have power to indemnify the Indemnified Party against the same liability under Sections 23B.08.510 or .520 of the Act, or a

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successor section or statute;

(2)           Enter into contracts with any Indemnified Party in furtherance of this Article and consistent with the Act; and

(3)           Create a trust fund, grant a security interest, or use other means (including without limitation a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification provided in this Article.

Section 3.                Exceptions. Any other provision herein to the contrary notwithstanding, the Corporation shall not be obligated pursuant to the terms of these Bylaws to indemnify or advance expenses to an Indemnified Party with respect to any proceeding:

a.           initiated or brought voluntarily by an Indemnified Party and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under these Bylaws, the Articles of Incorporation or any statute or law; but such indemnification or advancement of expenses may be provided by the Corporation in specific cases if the Board of Directors finds it to be appropriate;

b.        instituted by an Indemnified Party to enforce or interpret the provisions hereof or the Articles of Incorporation, if a court of competent jurisdiction determines that each of the material assertions made by such Indemnified Party in such proceeding was not made in good faith or was frivolous;

c.             to the extent such Indemnified Party has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise indemnifiable hereunder; or

d.             if the Corporation is prohibited by the Articles of Incorporation, the Act or other applicable law as then in effect from paying such indemnification and/or advancement of expenses.

ARTICLE VIII

AMENDMENT OF BYLAWS

Section 1.                By the Shareholders. These Bylaws may be amended or repealed by a resolution duly adopted by not less than a majority of the shares entitled to vote thereon.

Section 2.                By the Board of Directors. These Bylaws may be amended or repealed, or new Bylaws may be adopted, by a resolution duly adopted by a majority of the whole Board of Directors.

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Exhibit C

CERTIFICATE OF NON-FOREIGN STATUS - ENTITY

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the transferee that withholding of tax is not required, the undersigned hereby certifies the following on behalf of [NAME OF TRANSFEROR]:

1.                                       [NAME OF TRANSFEROR] is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.                                       [NAME OF TRANSFEROR] is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii);

3.                                       [NAME OF TRANSFEROR]’s U.S. employer identification number is _________________; and

4.                                       [NAME OF TRANSFEROR]’s office address is:

[ADDRESS]

[NAME OF TRANSFEROR] understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of [NAME OF TRANSFEROR].

Name of Transferor:

Title:

Date:

Exhibit C

CERTIFICATE OF NON-FOREIGN STATUS - INDIVIDUAL

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  To inform the transferee that withholding of tax is not required, I, [NAME OF TRANSFEROR], hereby certify:

1.                                       I am not a nonresident alien for purposes of U.S. income taxation;

2.                                       My U.S. taxpayer identifying number (Social Security number) is _________________________; and

3.                                       My home address is:

[ADDRESS]

I understand that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement I have made here could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete.

Date:

EXHIBIT D

GUARANTEE

This Guarantee is made as of the 20th day of June, 2007 by Luxottica Group S.p.A., an Italian corporation (the “Guarantor”), in favor and for the benefit of Oakley, Inc., a Washington corporation (“Oakley”).

W I T N E S S E T H

WHEREAS, the Guarantor beneficially indirectly owns all of the issued and outstanding stock of Norma Acquisition Corp., a Washington corporation (the “Payor”); and

WHEREAS, the Payor has entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), with Oakley and the Guarantor, pursuant to which the Guarantor has agreed to acquire all of the outstanding shares of capital stock of Oakley through the merger (the “Merger”) of the Payor with and into Oakley; and

WHEREAS, pursuant to Section 7.03(c) of the Merger Agreement, if the Merger Agreement is terminated under certain circumstances, Payor has agreed to pay to Oakley the Termination and Expense Reimbursement Fee; and

WHEREAS, as an inducement to Oakley to enter into the Merger Agreement, Guarantor has agreed to guarantee Payor’s obligation to pay the Termination and Expense Reimbursement Fee;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

1.                                      DEFINED TERMS.

(a)                                  Unless otherwise defined herein, terms defined in the Merger Agreement and used herein shall have the meanings given to them in the Merger Agreement.

(b)                                 The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and Section and paragraph references are to this Guarantee unless otherwise specified.

(c)                                  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.                                      GUARANTEE.  Subject to the provisions hereof, the Guarantor hereby unconditionally guarantees to Oakley the due and punctual payment of the Termination and Expense Reimbursement Fee by Payor when the same shall become due and payable.  Guarantor’s

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liability hereunder shall be and is specifically limited to payment of the Termination and Expense Reimbursement Fee required to be made in accordance with the terms of the Merger Agreement.  The Guarantor and Oakley agree that this Guarantee constitutes a guarantee of payment and not of collection.  The Guarantor agrees to pay, on demand, and to save Oakley harmless against liability for, any and all costs and expenses (including fees and disbursements of counsel) incurred or expended by or on behalf of Oakley in connection with the enforcement of or preservation of any rights under this Guarantee.

3.                                      GUARANTEE ABSOLUTE AND UNCONDITIONAL.  (a) The Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrevocable, and absolute, irrespective of (i) the validity or enforceability of the Merger Agreement, (ii) any amendment to or modification of any of the terms or provisions of the Merger Agreement, (iii) the absence of any action to enforce the Merger Agreement against the Payor, (iv) any waiver or consent by Oakley with respect to any provisions of the Merger Agreement, or (v) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent either vary the risk of the Guarantor as an obligor in respect of the obligations provided for in this Guarantee or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all of its obligations under this Guarantee).  The Guarantor hereby waives demand of and protest of the Termination and Expense Reimbursement Fee and also waives notice of protest for nonpayment, any right to require a proceeding first against the Payor, and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the obligation to pay the Termination and Expense Reimbursement Fee in accordance with the Merger Agreement.

4.                                      TERMINATION.  This Guarantee shall remain in full force and effect until the earliest to occur of: (i) the indefeasible payment in full of the entire Termination and Expense Reimbursement Fee, (ii) termination of the Merger Agreement in accordance with its terms without any obligation on the part of Payor to pay the Termination and Expense  Reimbursement  Fee, or (iii) consummation of the Merger.  Thereafter, Oakley shall take such action and execute such documents as the Guarantor may request in order to evidence the termination of this Guarantee.

5.                                      REPRESENTATIONS AND WARRANTIES.  Guarantor represents and warrants to, and agrees with, Oakley that:

(a)                                  Guarantor is duly organized and validly existing as a corporation under the laws of Italy;

(b)                                 Guarantor has duly taken all necessary corporate action to authorize, and has all necessary corporate power and authority to execute and deliver, this Guarantee and to perform the obligations of Guarantor pursuant to this Guarantee.  This Guarantee has been duly executed and delivered by Guarantor and is the valid, binding and enforceable obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally or (ii)

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general principles of equity, whether considered in a proceeding in equity or at law; and

(c)                                  The execution and delivery of this Guarantee by Guarantor, and its performance of its obligations under this Guarantee, do not and will not (i) violate or conflict with any provision of the charter documents or bylaws of Guarantor or (ii) violate or conflict with, or constitute a breach of, any law, rule or regulation, order, writ, injunction, decree, award, or any agreement, instrument, indenture, deed or any other restriction, to which Guarantor is subject or a party.

6.                                      SUBROGATION.  The Guarantor shall be subrogated to all rights of Oakley against the Payor in respect of any amounts paid by the Guarantor pursuant to the provisions of this Guarantee; PROVIDED, HOWEVER, that so long as any of the Termination and Expense Reimbursement Fee shall remain unsatisfied, all rights of the Guarantor against the Payor based upon such right of subrogation shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of the Termination and Expense Reimbursement Fee to Oakley.

7.                                      REINSTATEMENT.  This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Termination and Expense Reimbursement Fee is rescinded or must otherwise be restored or returned by Oakley upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Payor or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Payor or any substantial part of its property, or otherwise, all as though such payments had not been made.

8.                                      PAYMENTS.  The Guarantor hereby agrees that if it is required hereunder to pay the Termination and Expense Reimbursement Fee, it will be paid to Oakley, by wire transfer of immediately available funds, to the wire transfer address specified in a notice given by Oakley to it.

9.                                      NOTICES.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

If to Guarantor:

Luxottica Group, S.p.A.
Via Cantù, 2
20123 Milan
Italy
Facsimile: 011-39-02-8699-6550
Attention: Enrico Cavatorta

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with a copy to:

Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Facsimile: (212) 294-4700
Attention: Jonathan Goldstein

If to Oakley:

Oakley, Inc.
One Icon
Foothill Ranch, California 92610
Facsimile: (949) 699-3597
Attention:  D. Scott Olivet, Chief Executive Officer

with a copy to:

Skadden, Arps, Slate, Meagher & Flom, LLP
300 S. Grand Avenue
Suite 3400
Los Angeles, California 90071
Facsimile: (213) 687-5600
Attention: Jerome L. Coben and Jeffrey H. Cohen

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

10.                               SEVERABILITY.  Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.                               INTEGRATION.  This Guarantee represents the entire agreement of the Guarantor with respect to the subject matter hereof and there are no promises or representations, written or oral, by Oakley relative to the subject matter hereof not reflected herein.

12.                               AMENDMENTS IN WRITING; NO WAIVER; CUMULATIVE REMEDIES.

(a)                                  None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Guarantor and Oakley; PROVIDED that any provision of this Guarantee may be waived by Oakley in a letter or agreement executed by Oakley and delivered to Guarantor pursuant hereto.

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(b)                                 Oakley shall not by any act (except by a written instrument pursuant to paragraph 12(a) hereof), be deemed to have agreed to any delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of Oakley, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by Oakley of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Oakley would otherwise have on any future occasion.

(c)                                  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

13.                               SECTION HEADINGS.  The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

14.                               SUCCESSORS AND ASSIGNS.  This Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of Oakley and its successors and assigns; provided that the Guarantor may not assign or delegate any of its rights or obligations hereunder without the express prior written consent of Oakley, which Oakley may grant or withhold in its sole and absolute discretion.

15.                               GOVERNING LAW.  This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be executed on its behalf by its officer thereunto duly authorized, all as of the day and year first above written.

Luxottica Group S.p.A.
By:

/s/ Andrea Guerra
Name:	Andrea Guerra
Title:	Chief Executive Officer

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